__________________________________________________
MFRI, INC., MIDWESCO FILTER RESOURCES, INC.,
PERMA‑PIPE, INC., THERMAL CARE, INC.,
TDC FILTER MANUFACTURING, INC.,
MIDWESCO MECHANICAL AND ENERGY, INC.,
PERMA-PIPE INTERNATIONAL COMPANY, LLC,
AND PERMA‑PIPE CANADA, INC., AS BORROWERS
__________________________________________________

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Dated: April 30, 2012
$38,000,000
__________________________________________________
__________________________________________________
__________________________________________________
BANK OF AMERICA, N.A.
Individually and as Agent for any Lender which is
or becomes a Party hereto
__________________________________________________

Page

SECTION 1.	CREDIT FACILITY 1

1.1	Loans 1

1.2	Letters of Credit; LC Guaranties 2

1.3	Term Loan 3

1.4	Intentionally Omitted 3

SECTION 2.	INTEREST, FEES AND CHARGES 3

2.1	Interest 3

2.2	Computation of Interest and Fees 3

2.3	Intentionally Omitted 3

2.4	Letter of Credit and LC Guaranty Fees 3

2.5	Unused Line Fee 4

2.6	Intentionally Omitted 4

2.7	Audit Fees 4

2.8	Reimbursement of Expenses 4

2.9	Bank Charges 4

2.10	Collateral Protection Expenses; Appraisals 4

2.11	Payment of Charges 5

2.12	No Deductions 5

SECTION 3.	LOAN ADMINISTRATION 5

3.1	Manner of Borrowing Revolving Credit Loans/LIBOR Option 5

3.2	Payments 7

3.3	Mandatory and Optional Prepayments 8

3.4	Application of Payments and Collections 9

3.5	All Loans to Constitute One Obligation 9

3.6	Loan Account 9

3.7	Statements of Account 9

3.8	Increased Costs 9

3.9	Basis for Determining Interest Rate Inadequate 10

3.10	Sharing of Payments, Etc 10

SECTION 4.	TERM AND TERMINATION 11

4.1	Term of Agreement 11

4.2	Termination 11

SECTION 5.	SECURITY INTERESTS 11

5.1	Security Interest in Collateral 11

5.2	Other Collateral 12

5.3	Lien Perfection; Further Assurances 13

5.4	Lien on Realty 13

SECTION 6.	COLLATERAL ADMINISTRATION 13

6.1	General 13

6.2	Administration of Accounts 14

6.3	Administration of Inventory 15

6.4	Administration of Equipment 15

6.5	Payment of Charges 15

(continued)
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SECTION 7.	REPRESENTATIONS AND WARRANTIES 15

7.1	General Representations and Warranties 15

7.2	Continuous Nature of Representations and Warranties 19

7.3	Survival of Representations and Warranties 20

SECTION 8.	COVENANTS AND CONTINUING AGREEMENTS 20

8.1	Affirmative Covenants 20

8.2	Negative Covenants 22

8.3	Specific Financial Covenants 26

SECTION 9.	CONDITIONS PRECEDENT 26

9.1	Documentation 26

9.2	No Default 26

9.3	Other Conditions 26

SECTION 10.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT 26

10.1	Events of Default 26

10.2	Acceleration of the Obligations 28

10.3	Other Remedies 28

10.4	Set Off and Sharing of Payments 29

10.5	Remedies Cumulative; No Waiver 29

SECTION 11.	AGENT 29

11.1	Authorization and Action 29

11.2	Agent's Reliance, Etc 30

11.3	Bank of America and Affiliates 30

11.4	Lender Credit Decision 31

11.5	Indemnification 31

11.6	Rights and Remedies to be Exercised by Agent Only 31

11.7	Agency Provisions Relating to Collateral 31

11.8	Agent's Right to Purchase Commitments 32

11.9	Right of Sale, Assignment, Participations 32

11.10	Amendment 33

11.11	Resignation of Agent; Appointment of Successor 33

11.12	Audit and Examination Reports; Disclaimer by Lenders 34

SECTION 12.	MISCELLANEOUS 34

12.1	Power of Attorney 34

12.2	Indemnity 35

12.3	Sale of Interest 35

12.4	Severability 35

12.5	Successors and Assigns 35

12.6	Cumulative Effect; Conflict of Terms 35

12.7	Execution in Counterparts 35

12.8	Notice 35

12.9	Consent 36

12.10	Credit Inquiries 36

12.11	Time of Essence 36

12.12	Entire Agreement 36

12.13	Interpretation 36

(continued)
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12.14	Confidentiality 37

12.15	GOVERNING LAW; CONSENT TO FORUM 37

12.16	WAIVERS BY BORROWERS 37

12.17	Advertisement 38

12.18	Reimbursement 38

12.19	Effect of Amendment and Restatement 38

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is made as of this 30th day of April, 2012, by and among BANK OF AMERICA, N.A., a national banking association (“Bank of America”) with an office at One South Wacker Drive, Suite 3400, Chicago, Illinois 60606, individually as a Lender and as Agent (“Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Bank of America, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the LENDERS and MFRI, INC., a Delaware corporation (“MFRI”), MIDWESCO FILTER RESOURCES, INC., a Delaware corporation (“Midwesco”), PERMA‑PIPE, INC., a Delaware corporation (“Perma‑Pipe”), THERMAL CARE, INC., a Delaware corporation (“Thermal Care”), TDC FILTER MANUFACTURING, INC., a Delaware corporation (“TDC”), MIDWESCO MECHANICAL AND ENERGY, INC., a Delaware corporation (“Mechanical”), PERMA-PIPE INTERNATIONAL COMPANY, LLC, a Delaware limited liability company (“Perma-Pipe International” and f/k/a Freezone Holdings Limited Liability Company) and PERMA‑PIPE CANADA, INC., a Delaware corporation (“Perma‑Pipe Canada”). Capitalized terms used in this Agreement have the meanings assigned to them in Appendix A, General Definitions. Accounting terms not otherwise specifically defined herein shall be construed in accordance with GAAP consistently applied. MFRI, Midwesco, Perma‑Pipe, Thermal Care, TDC, Mechanical, Perma-Pipe International and Perma‑Pipe Canada are sometimes hereinafter referred to individually as a “Borrower” and collectively as “Borrowers”.
WHEREAS, the Borrower signatories thereto, Agent, and the Lender signatories thereto entered into that certain Amended and Restated Loan and Security Agreement dated September 15, 2006 (said Amended and Restated Loan and Security Agreement, as amended from time to time, the “2006 Loan Agreement”); and
WHEREAS, Borrowers, Agent and Lenders desire to amend and restate the 2006 Loan Agreement as provided herein;
NOW, THEREFORE, in consideration of the following terms and conditions, the parties agreed as follows:
SECTION I CREDIT FACILITY
Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree to make a Total Credit Facility of up to Thirty‑Eight Million Dollars ($38,000,000) available upon Borrowers' request therefor, as follows:
1.1 Loans.
1.1.1    Revolving Credit Loans. Each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time during the period from the date hereof to, but not including, the last day of the Term, as requested by MFRI, on its own behalf and on behalf of all Borrowers, in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender's Revolving Loan Commitment minus the product of such Lender's Revolving Loan Percentage and the LC Amount minus the product of such Lender's Revolving Loan Percentage and reserves, if any and (ii) the product of such Lender's Revolving Loan Percentage and an amount equal to the Borrowing Base at such time minus the LC Amount minus reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent shall deem necessary or appropriate in its sole judgment, exercised in a commercially reasonable manner, against the amount of Revolving Credit Loans which Borrowers may otherwise request under this subsection 1.1.1, including without limitation, with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower's business; (ii) potential dilution related to Accounts; (iii) shrinkage, spoilage and obsolescence of any Borrower's Inventory; (iv) slow‑moving Inventory; (v) other sums chargeable against Borrowers' Loan Account as Revolving Credit Loans under any section of this Agreement; (vi) amounts owing by any Borrower to any Person to the extent secured by a Lien on, or trust over, any Property of any Borrower; (vii) amounts owing by any Borrower in connection with Product Obligations; and (viii) such other specific events, conditions or contingencies as to which Agent, in its sole judgment, exercised in a commercially reasonable manner, determines reserves should be established from time to time hereunder. The Revolving Credit Loans shall be repayable in accordance with the terms of the Revolving Notes and shall be secured by all of the Collateral.
1.1.2    Overadvances. Insofar as Borrowers may request and Agent or Majority Lenders (as provided below) may be willing in their sole and absolute discretion to make Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the sum of the LC Amount plus the amount of LC Obligations that have not been reimbursed by Borrowers or funded with a Revolving Credit Loan, plus reserves, exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (and such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Agent shall enter such Overadvances as debits in the Loan Account. All Overadvances shall be repaid on demand, shall be secured by the Collateral and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $500,000 or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $500,000 but less than $1,000,000 may, unless a Default or an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of the Majority Lenders. Overadvances in an aggregate amount of $1,000,000 or more and Overadvances to be made after the occurrence and during the continuation of a Default or an Event of Default shall require the consent of all Lenders. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than sixty (60) consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless sixty (60) days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than ninety (90) days within any one hundred eighty day (180) period or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender's share of the Revolving Credit Loans to exceed such Lender's Revolving Loan Commitment minus such Lender's Revolving Loan Percentage of the LC Amount.
1.1.3    Use of Proceeds. The Revolving Credit Loans shall be used solely for (i) Borrowers' general operating capital needs in a manner consistent with the provisions of this Agreement and all applicable laws, and (ii) other purposes permitted under this Agreement.
1.1.4    Agent Loans. Upon the occurrence and during the continuance of an Event of Default, Agent, in its sole discretion, may make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed One Million Dollars ($1,000,000), if Agent, in its reasonable business judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral, (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations, or (iii) to pay any other amount chargeable to any Borrower pursuant to this Agreement, including without limitation costs, fees and expenses as described in Sections 2.8 and 2.9 (hereinafter, “Agent Loans”); provided, that in no event shall (a) the maximum principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments and (b) Majority Lenders may at any time revoke Agent's authorization to make Agent Loans. Any such revocation must be in writing and shall become effective prospectively upon Agent's receipt thereof. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then (a) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.
1.2Letters of Credit; LC Guaranties. Agent agrees, for so long as no Default or Event of Default exists and if requested by MFRI, on its own behalf and on behalf of all other Borrowers, to (i) issue its, or cause to be issued by Bank or another Affiliate of Agent, on the date requested by MFRI, on its own behalf and on behalf of all other Borrowers, Letters of Credit for the account of Borrowers or (ii) execute LC Guaranties by which Agent, Bank, or another Affiliate of Agent, on the date so requested by MFRI, shall guaranty the payment or performance by Borrowers of their reimbursement obligations with respect to letters of credit; provided that the LC Amount shall not exceed Eleven Million Dollars ($11,000,000) at any time. No Letter of Credit or LC Guaranty may have an expiration date after the last day of the Term. Notwithstanding anything to the contrary contained herein, Borrowers, Agent and Lenders hereby agree that all LC Obligations and all obligations of Borrowers relating thereto shall be satisfied by the prompt issuance of one or more Revolving Credit Loans that are Base Rate Portions, which Borrowers hereby acknowledge are requested and Lenders hereby agree to fund. In the event that Revolving Credit Loans are not, for any reason, promptly made to satisfy all then existing LC Obligations, each Lender hereby agrees to pay to Agent, on demand, an amount equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage, and until so paid, such amount shall be secured by the Collateral and shall bear interest and be payable at the same rate and in the same manner as Base Rate Portions. Immediately upon the issuance of a Letter of Credit or an LC Guaranty under this Agreement, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation therein equal to such LC Obligations multiplied by such Lender's Revolving Loan Percentage.
1.3Term Loan. On or about March 28, 2005, each Lender made a term loan (collectively, the “Term Loan”) to Borrowers in the original aggregate principal amount of $4,300,000, which Term Loan is repayable in accordance with the terms of the Term Loan Notes and shall be secured by all of the Collateral. The proceeds of the Term Loan were used solely for the repayment of Indebtedness outstanding under the Term Loan Documents and for the purposes for which the proceeds of the Revolving Credit Loans are authorized to be used.
1.4Intentionally Omitted.

SECTION 2. INTEREST, FEES AND CHARGES
2.1Interest.
2.1.1Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Revolving Portion outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Interest shall accrue on the principal amount of the Base Rate Term Portion outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If MFRI, on its own behalf and on behalf of all other Borrowers, exercises its LIBOR Option as provided in Section 3.1, (i) interest shall accrue on the principal amount of the LIBOR Revolving Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period and (ii) interest shall accrue on the principal amount of the LIBOR Term Portions outstanding at the end of each day at a per annum rate equal to the Applicable Margin then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period.
2.1.2Default Rate of Interest. At the option of Agent, upon and after the occurrence of an Event of Default, and during the continuation thereof, the principal amount of all Loans shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the “Default Rate”).
2.1.3Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto (the “Maximum Rate”). If at any time, the amount of interest paid hereunder is limited by the Maximum Rate, and the amount at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.
2.2Computation of Interest and Fees. Interest, Letter of Credit and LC Guaranty fees and Unused Line Fees hereunder shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days. For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the first Business Day after receipt by Agent of such items in Agent's account located in Hartford, Connecticut.
2.3Intentionally Omitted.
2.4Letter of Credit and LC Guaranty Fees. Borrowers shall pay to Agent:
(i)for standby Letters of Credit and LC Guaranties of standby letters of credit, for the ratable benefit of Lenders a per annum fee equal to the Applicable Margin of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, plus all normal and customary charges associated with the issuance thereof, which fees and charges shall be deemed fully earned upon issuance of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason;
(ii)for documentary Letters of Credit and LC Guaranties of documentary letters of credit, for the ratable benefit of Lenders, a per annum fee equal to the Applicable Margin of the face amount of each such Letter of Credit or LC Guaranty, payable upon the issuance of such Letter of Credit or execution of such LC Guaranty and an additional fee equal to the Applicable Margin per annum of the face amount of such Letters of Credit or LC Guaranty payable upon each renewal thereof and each extension thereof plus all normal and customary charges associated with the issuance and administration of each such Letter of Credit or LC Guaranty (which fees and charges shall be fully earned upon issuance, renewal or extension (as the case may be) of each such Letter of Credit or LC Guaranty, shall be due and payable on the first Business Day of each month, and shall not be subject to rebate or proration upon the termination of this Agreement for any reason); and
(iii)with respect to all Letters of Credit and LC Guaranties, for the account of Agent only, a per annum fronting fee equal to one‑quarter of one percent (¼%) of the aggregate face amount of such Letters of Credit and LC Guaranties outstanding from time to time during the term of this Agreement, which fronting fees shall be payable monthly in arrears on the first Business Day of each month and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.
2.5Unused Line Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to the Applicable Margin per annum multiplied by the average daily amount by which Revolving Credit Maximum Amount exceeds the sum of (i) the outstanding principal balance of the Revolving Credit Loans plus (ii) the LC Amount. The Unused Line Fee shall be payable monthly in arrears on the first day of each month hereafter.
2.6Intentionally Omitted.
2.7Audit Fees. Borrowers shall pay to Agent audit fees in accordance with Agent's current schedule of fees payable by borrowers of Agent generally in effect from time to time in connection with audits of the books and records and Properties of Borrowers and their Subsidiaries and such other matters as Agent shall deem appropriate in its sole judgment, plus all reasonable out-of-pocket expenses incurred by Agent in connection with such audits, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Such audit fees and out-of-pocket expenses shall be payable on the first day of the month following the date of issuance by Agent of a request for payment thereof to Borrowers immediately upon demand therefor by Agent from time to time. Agent may, in its discretion, provide for the payment of such amounts by making appropriate Revolving Credit Loans to Borrowers and charging Borrowers' Loan Account therefor.
2.8Reimbursement of Expenses. If, at any time or times regardless of whether or not an Event of Default then exists, (i) Agent incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations (including, without limitation, printing and distribution of materials to prospective Lenders and all costs associated with bank meetings, but excluding any closing fees paid to Lenders in connection therewith) or (2) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; or (ii) Agent or any Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with (1) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents or any Borrower's, any of its Subsidiaries' or any Guarantor's affairs; (2) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including, without limitation, the Account Debtors; or (3) any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other costs and out of pocket expenses of Agent or any Lender, as applicable, shall be charged to Borrowers; provided, that Borrowers shall not be responsible for such costs and out-of-pocket expenses to the extent incurred because of the gross negligence or willful misconduct of Agent or any Lender. All amounts chargeable to Borrowers under this Section 2.8 shall be Obligations secured by all of the Collateral, shall be payable on demand to Agent or such Lender, as the case may be, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Base Rate Revolving Portions from time to time. Borrowers shall also reimburse Agent for expenses incurred by Agent in its administration of the Collateral to the extent and in the manner provided in Sections 2.9 and 2.10 hereof.
2.9Bank Charges. Borrowers shall pay to Agent, on demand, any and all fees, costs or expenses which Agent or any Lender pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to any Borrower or any other Person on behalf of any Borrower, by Agent or any Lender, of proceeds of Loans made to Borrowers pursuant to this Agreement and (ii) the depositing for collection by Agent or any Lender of any check or item of payment received or delivered to Agent or any Lender on account of the Obligations.
2.10Collateral Protection Expenses; Appraisals. All out-of-pocket expenses incurred in protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral, and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof shall be borne and paid by Borrowers. If Borrowers fail to promptly pay any portion thereof when due, Agent may, at its option, but shall not be required to, pay the same and charge Borrowers therefor. Additionally, from time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for it to comply with applicable laws or regulations, and at any time if a Default or an Event of Default shall have occurred and be continuing, Agent may, at Borrowers' expense, obtain appraisals from appraisers (who may be personnel of Agent), stating the then current fair market value of all or any portion of the real estate or personal property of any Borrower or any of its Subsidiaries, including without limitation the Inventory of Borrowers and their Subsidiaries.
2.11Payment of Charges. All amounts chargeable to Borrowers under this Agreement shall be Obligations secured by all of the Collateral, shall be, unless specifically otherwise provided, payable on demand and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to the Base Rate Revolving Portion from time to time.
2.12No Deductions. Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on its income by the jurisdiction of Agent's or such Lender's applicable lending office or any political subdivision thereof or franchise taxes (all such taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto excluding such taxes imposed on net income, herein “Tax Liabilities”). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.

SECTION 3 LOAN ADMINISTRATION

3.1Manner of Borrowing Revolving Credit Loans/LIBOR Option. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:
3.1.1Manner of Borrowing Revolving Credit Loans/LIBOR Option. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:
3.1.2Loan Requests; Revolving Credit Loans. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) MFRI, on its own behalf and on behalf of all other Borrowers, may give Agent notice of Borrowers' intention to borrow a Revolving Credit Loan, in which notice MFRI shall specify the amount of the proposed borrowing of a Revolving Credit Loan and the proposed borrowing date, which shall be a Business Day, no later than 11:00 a.m. (Chicago, Illinois time) on the proposed borrowing date (or in accordance with subsection 3.1.7, 3.1.8 or 3.1.9, as applicable, in the case of a request for a LIBOR Revolving Portion), provided, however, that no such request may be made at a time when there exists a Default or an Event of Default; and (b) the becoming due of any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.
3.1.3Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Loan requested, or deemed to be requested, pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 3.1.1(a) shall be disbursed by Agent in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from MFRI, on its own behalf and on behalf of all other Borrowers, and in the case of each subsequent borrowing, by wire transfer to Borrowers' main disbursement account or such other bank account as Agent in its discretion may agree to from time to time; and (ii) the proceeds of each Revolving Credit Loan deemed requested under subsection 3.1.1(i)(b) shall be disbursed by Agent by way of direct payment of the relevant interest or other Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by MFRI, on its own behalf and on behalf of all other Borrowers, Borrowers agree to repay the excess to Agent immediately upon the earlier to occur of (a) any Borrower's discovery of the error and (b) notice thereof to Borrowers from Agent or any Lender.
3.1.4Payment by Lenders. Agent shall give to each Lender prompt written notice by facsimile,

telex or cable of the receipt by Agent from MFRI of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender's advance thereunder (in accordance with its applicable Revolving Loan Percentage, as applicable. Each Lender shall, not later than 12:00 p.m. (Chicago time) on such requested date, wire to a bank designated by Agent the amount of that Lender's Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any other Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including without limitation amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender's behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.”
3.1.5Method of Making Requests. As an accommodation to Borrowers, unless a Default or an Event of Default is then in existence, (i) Agent shall permit telephonic or electronic requests for Revolving Credit Loans to Agents, (ii) Agent and Bank may, in their discretion, permit electronic transmittal of requests for Letters of Credit and LC Guaranties to them, and (iii) Agent may, in Agent's discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless MFRI, on its own behalf and on behalf of all other Borrowers, specifically directs Agent or Bank in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Agent nor Bank shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent's or Bank's honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Bank by any Borrower, and neither Agent nor Bank shall have any duty to verify the origin of any such communication or the authority of the Person sending it. Each telephonic request for a Revolving Credit Loan, Letter of Credit or LC Guaranty accepted by Agent and Bank, if applicable, hereunder shall be promptly followed by a written confirmation of such request from MFRI, on its own behalf and on behalf of all other Borrowers, to Agent and Bank, if applicable.
3.1.6LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, in the event Borrowers desire to obtain a LIBOR Portion, MFRI, on its own behalf and on behalf of all other Borrowers, shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on all Borrowers. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Portions with more than five (5) different Interest Periods. LIBOR Portions shall be included within the definition of LIBOR Revolving Credit Portion or LIBOR Term Portion as determined by the definitions of such terms.”
3.1.7Conversion of Base Rate Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, Borrowers may, on any Business Day, convert any Base Rate Portion into a LIBOR Portion. If Borrowers desire to convert a Base Rate Portion, MFRI, on its own behalf and on behalf of all other Borrowers, shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Portions to LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than five (5) different Interest Periods.
3.1.8Continuation of LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default exists, Borrowers may, on any Business Day, continue any LIBOR Portions into a subsequent Interest Period of the same or a different permitted duration. If Borrowers desire to continue a LIBOR Portion, MFRI, on its own behalf and on behalf of all other Borrowers, shall give Agent a LIBOR Request no later than 11:00 a.m. (Chicago, Illinois time) on the third Business Day prior to the requested continuation date. After giving effect to any continuation of LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than five (5) different Interest Periods. If MFRI shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.
3.1.9Inability to Make LIBOR Portions. Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this subsection 3.1.10, the term “Lender” shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR Portions, or if with respect to any Interest Period, Agent is unable to determine the LIBOR relating thereto, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the LIBOR Portions, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender, the obligation of Agent and Lenders to make or continue LIBOR Portions or convert Base Rate Portions to LIBOR Portions hereunder shall forthwith be suspended during the pendency of such circumstances and Borrowers shall, if any affected LIBOR Portions are then outstanding, promptly upon request from Agent, convert such affected LIBOR Portions into Base Rate Portions.
3.2Payments. Except where evidenced by notes or other instruments issued or made by Borrowers to any Lender and accepted by such Lender specifically containing payment instructions that are in conflict with this Section 3.2 (in which case the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:
3.2.1Principal.
i.Revolving Credit Loans. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or any Borrower of any proceeds of any of the Collateral (except as otherwise provided herein), including without limitation pursuant to subsections 3.3.1 and 6.2.4, to the extent of said proceeds, subject to Borrowers' rights to reborrow such amounts in compliance with subsection 1.1.1 hereof; (ii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations, or (iii) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall, on demand, repay the Overadvance. Each payment (including principal prepayment) by Borrowers on account of principal of the Revolving Credit Loans shall be applied first to the Base Rate Portion, and second to LIBOR Portions.
ii.Term Loan. Principal payable on account of the Term Loan shall be payable by Borrowers in accordance with the terms of the Term Notes.
3.2.2Interest.
i.Base Rate Portion. Interest accrued on the Base Rate Portion shall be due and payable on the earliest of (1) the first calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month, (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (3) termination of this Agreement pursuant to Section 4 hereof.
ii.LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable on each LIBOR Interest Payment Date and on the earlier of (1) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations or (2) termination of this Agreement pursuant to Section 4 hereof.
3.2.3Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, as and when provided in Section 2 or Section 3 hereof, as applicable to Agent or a Lender, as applicable, or to any other Person designated by Agent or such Lender in writing.
3.2.4Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement, the Other Agreements or the Security Documents, or on demand, whichever is later.
3.2.5Prepayment of/Failure to Borrow LIBOR Portions. Borrowers may prepay a LIBOR Portion only upon at least three (3) Business Days prior written notice to Agent (which notice shall be irrevocable). Borrowers shall pay to each Lender, upon request of such Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate such Lender for any loss, cost, or expense incurred as a result of: (i) any payment of a LIBOR Portion on a date other than the last day of the Interest Period for such LIBOR Portion; (ii) any failure by Borrowers to borrow a LIBOR Portion on the date specified by Borrowers' LIBOR Request; or (iii) any failure by Borrowers to pay a LIBOR Portion on the date for payment specified in Borrowers' written notice. Without limiting the foregoing, Borrowers shall pay to each Lender a “yield maintenance fee” in an amount computed as follows: the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the Interest Period chosen pursuant to the LIBOR Portion as to which the prepayment is made, shall be subtracted from the LIBOR in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be divided by 360 and multiplied by the number of days remaining in the Interest Period chosen pursuant to the LIBOR Portion as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the above referenced United States Treasury securities rate and the number of days remaining in the term chosen pursuant to the LIBOR Portion as to which prepayment is made. The resulting amount shall be the yield maintenance fee due to the applicable Lender upon the prepayment of a LIBOR Portion. If by reason of an Event of Default, Agent or Majority Lenders elect to declare the Obligations to be immediately due and payable, then any yield maintenance fee with respect to a LIBOR Portion shall become due and payable in the same manner as though Borrowers had exercised such right of prepayment.
3.3Mandatory and Optional Prepayments.
3.3.1Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. Except as provided in subsections 6.4.2 and 8.2.9, if any Borrower or any of its Subsidiaries sells any of the Collateral or if any of the Collateral is lost or destroyed or taken by condemnation, such Borrowers shall, unless otherwise agreed by Majority Lenders, pay to Agent for the ratable benefit of Lenders as and when received by such Borrowers or such Subsidiary and as a mandatory prepayment of the Loans, as herein provided, a sum equal to the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by such Borrower or such Subsidiary from such sale, loss, destruction or condemnation. To the extent that the Collateral sold, lost, destroyed or condemned consists of Equipment, real Property, or other Property other than Accounts or Inventory, the applicable prepayment shall be applied first to the installments of principal due under the Term Notes ratably, to be applied to future installment payments in inverse order of maturity/on a ratable basis until paid in full and second to repay outstanding principal of Revolving Credit Loans and to reduce the Revolving Loan Commitments on a ratable basis. To the extent that the Collateral sold, lost, destroyed or condemned consists of Accounts or Inventory, the applicable prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments. Notwithstanding the foregoing, if the proceeds of insurance (net of costs and taxes incurred) with respect to any loss or destruction of Equipment, Inventory or real Property (i) are less than $500,000, unless an Event of Default is then in existence, Agent shall remit such proceeds to Borrowers for use in replacing or repairing the damaged Collateral or (ii) are equal to or greater than $500,000 and Borrowers have requested that Agent agree to permit Borrowers or the applicable Subsidiary to repair or replace the damaged Collateral, such amounts shall be provisionally applied to reduce the outstanding principal balance of the Revolving Credit Loans until the earlier of Agent's decision with respect thereto or the expiration of 90 days from such request. If Agent agrees, in its reasonable judgment, to permit such repair or replacement under such clause (ii), such amount shall, unless an Event of Default is in existence, be remitted to Borrowers for use in replacing or repairing the damaged Collateral; if Agent declines to permit such repair or replacement or does not respond to Borrowers within such 90 day period, such amount shall be applied to the Loans in the manner specified in the second or third sentence of this subsection 3.3.1, as applicable, until payment thereof in full.
3.3.2Proceeds from Issuance of Additional Indebtedness or Equity. If, after the Closing Date, any Borrower issues any additional Indebtedness or obtains any additional equity in a manner permitted under this Agreement, then, except as otherwise provided in Section 8.2.6, such Borrower shall pay to Agent for the ratable benefit of Lenders, when and as received by such Borrower and as a mandatory prepayment of the Obligations, a sum equal to one hundred percent (100%) of the net proceeds to such Borrower of the issuance of such Indebtedness or equity. Any such prepayment shall be applied to the Loans in the manner specified in the second sentence of subsection 3.3.1 until payment thereof in full. Any Revolving Credit repaid pursuant to this Section 3.3.2 shall be subject to Borrowers' right to reborrow such funds pursuant to Section 1.1.1.
3.3.3LIBOR Portions. If the application of any payment made in accordance with the provisions of this Section 3.3 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Portion prior to the last day of the Interest Period for such LIBOR Portion, the amount of such prepayment shall not be applied to such LIBOR Portion, but will, at Borrowers' option, be held by Agent in a non-interest bearing account at a Lender or another bank satisfactory to Agent in its discretion, which account is in the name of Agent and from which account only Agent can make any withdrawal, in each case to be applied as such amount would otherwise have been applied under this Section 3.3 at the earlier to occur of (i) the last day of the relevant Interest Period or (ii) the occurrence of a Default or an Event of Default.
3.3.4Optional Prepayments. Borrowers may, at their option from time to time upon not less than 3 days prior written notice to Agent, prepay installments of the Term Loan Notes; provided that the amount of any such prepayment is at least $500,000 and in integral multiples of $100,000 above $500,000, that such prepayments are made ratably with respect to all Term Notes. Each such prepayment shall be applied to the installments or principal due under the Term Notes in the inverse order of maturity. Except for charges under Section 2.6 applicable to the termination of the Total Credit Facility, such prepayments shall be without premium or penalty.
3.4Application of Payments and Collections.
3.4.1Collections. All items of payment received by Agent by 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 12:00 noon, Chicago, Illinois, time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at MFRI's direction in the manner set forth in subsection 3.1.2, upon Borrowers' request at any time, so long as no Default or Event of Default then exists. Agent may at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.
3.4.2Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender). All payments shall be remitted to Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Accounts, or, except as provided in subsection 3.3.1, other Collateral received by Agent, shall be applied, ratably, subject to the provisions of this Agreement, first, to pay any fees, indemnities, or expense reimbursements (other than amounts related to Product Obligations) then due to Agent or Lenders from Borrowers; second, to pay interest due from Borrowers in respect of all Loans, including Agent Loans; third, to pay or prepay principal of Agent Loans; fourth, to pay or prepay principal of the Revolving Credit Loans (other than Agent Loans) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay an amount to Agent equal to all outstanding Letter of Credit Obligations to be held as cash Collateral for such Obligations; sixth, to the payment of any other Obligation (other than amounts related to Product Obligations) due to Agent or any Lender by Borrowers; and seventh, to pay any fees, indemnities or expense reimbursements related to Product Obligations. After the occurrence and during the continuance of an Event of Default, Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent or its agent against the Obligations, in such manner as Agent may deem advisable, notwithstanding any entry by Agent or any Lender upon any of its books and records.
3.5All Loans to Constitute One Obligation. The Loans and LC Guarantees shall constitute one general Obligation of Borrowers, and shall be secured by Agent's Lien upon all of the Collateral.
3.6Loan Account. Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by any Borrower on any Obligations and all proceeds of Collateral which are finally paid to Agent, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrowers.
3.7Statements of Account. Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such account rendered by Agent shall be deemed final, binding and conclusive upon Borrowers absent demonstrable error unless Agent is notified by MFRI, on its own behalf and on behalf of all other Borrowers, in writing to the contrary within 30 days of the date each accounting is received by Borrowers. Such notice shall only be deemed an objection to those items specifically objected to therein.
3.8Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:

3.8.1(1) subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including, without limitation, any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement and (b) any tax collected by a withholding on payments and which neither is computed by reference to the net income of the payee nor is in the nature of an advance collection of a tax based on or measured by the net income of the payee);
3.8.2impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of such Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
3.8.3impose on such Lender or the London interbank market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender's capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall pay such Lender, upon demand and certification not later than sixty (60) days following its receipt of notice of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of the applicable Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrowers, which certification shall include a written explanation of such additional cost or reduction to Borrowers. Such certification shall be conclusive absent manifest error. If a Lender claims any additional cost or reduced amount pursuant to this Section 3.8, then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to designate a different lending office or to file any certificate or document reasonably requested by Borrowers if the making of such designation or filing would avoid the need for, or reduce the amount of, any such additional cost or reduced amount and would not, in the sole discretion of such Lender, be otherwise disadvantageous to such Lender.
3.9Basis for Determining Interest Rate Inadequate. In the event that Agent or any Lender shall have determined that:
i.reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or
ii.Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; then

Agent or such Lender shall give Borrowers prompt written, telephonic or electronic notice of the determination of such effect. If such notice is given, (i) any such requested LIBOR Portion shall be made as a Base Rate Portion, unless MFRI, on its own behalf and on behalf of all other Borrowers, shall notify Agent no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the date of such proposed borrowing that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Portion, and (ii) any Base Rate Portion which was to have been converted to an affected type of LIBOR Portion shall be continued as or converted into a Base Rate Portion, or, if MFRI, on its own behalf and on behalf of all other Borrowers, shall notify Agent, no later than 10:00 a.m. (Chicago, Illinois time) three (3) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of LIBOR Portion.
3.10Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary,

through the exercise of any right of set-off, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent.

SECTION 4. TERM AND TERMINATION

4.1Term of Agreement. Subject to the right of Lenders to cease making Loans to Borrowers during the continuance of any Default or Event of Default, this Agreement shall be in effect for a period through and including November 30, 2013 (the “Term”), unless terminated as provided in Section 4.2 hereof.
4.2Termination.
4.2.1Termination by Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.
4.2.2Termination by Borrowers. Upon at least thirty (30) days prior written notice to Agent and Lenders, Borrowers may, at their option, terminate this Agreement; provided, however, no such termination shall be effective until Borrowers have paid or collateralized to Agent's satisfaction all of the Obligations in immediately available funds, all Letters of Credit and LC Guaranties have expired, terminated or have been cash collateralized to Agent's satisfaction and Borrowers have complied with Section 2.6 and subsection 3.2.5. Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or LC Guaranties on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
4.2.3Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.6 and subsection 3.2.5 resulting from such termination. Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from any Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

SECTION 5. SECURITY INTERESTS
5.1Security Interest in Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, each Borrower hereby grants to Agent for the benefit of itself and each Lender a continuing Lien upon all of each such Borrower's assets, including all of the following Property and interests in Property of each such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:
i.Accounts;
ii.Certificated Securities;

iii.Chattel Paper;
iv.Computer Hardware and Software and all rights with respect thereto, including, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;
v.Contract Rights;
vi.Deposit Accounts;
vii.Documents;
viii.Equipment;
ix.Financial Assets;
x.Fixtures, other than Fixtures which secure Existing Mortgage Indebtedness;
xi.General Intangibles, including Payment Intangibles and Software;
xii.Goods (including all of its Equipment, Fixtures and Inventory), and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor;
xiii.Instruments;
xiv.Intellectual Property;
xv.Inventory;
xvi.Investment Property;
xvii.money (of every jurisdiction whatsoever);
xviii.Letter-of-Credit Rights;
xix.Payment Intangibles;
xx.Security Entitlements;
xxi.Software;
xxii.Supporting Obligations;
xxiii.Uncertificated Securities; and
xxiv.to the extent not included in the foregoing, all other personal property of any kind or description;

together with all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, and all Proceeds, products, offspring, rents, issues, profits and returns of and from any of the foregoing; provided that to the extent that the provisions of any lease or license of Computer Hardware and Software or Intellectual Property expressly prohibit (which prohibition is enforceable under applicable law) any assignment thereof, and the grant of a security interest therein, Agent will not enforce its security interest in any Borrower's rights under such lease or license (other than in respect of the Proceeds thereof) for so long as such prohibition continues, it being understood that upon request of Agent, the applicable Borrower will in good faith use reasonable efforts to obtain consent for the creation of a security interest in favor of Agent (and to Agent's enforcement of such security interest) in Agent's rights under such lease or license. Notwithstanding any other provisions provided for in this Agreement, there shall be an exclusion from the definition of Collateral for any assets that are owned by a Foreign Subsidiary. At no time prior to the date hereof was it the intention of Borrowers, Agent or Lenders that Borrowers pledge more than sixty‑five percent (65%) of the issued and outstanding Securities of any first tier Foreign Subsidiary or any of the Securities of a Foreign Subsidiary that is not a first tier Foreign Subsidiary.
5.2Other Collateral.
5.2.1Commercial Tort Claims. Borrowers shall promptly notify Agent in writing upon any Borrower incurring or otherwise obtaining a Commercial Tort Claim after the Closing Date against any third party and, upon request of Agent, promptly enter into an amendment to this Agreement and do such other acts or things deemed appropriate by Agent to give Agent a security interest in any such Commercial Tort Claim. Borrowers represent and warrant that as of the date of this Agreement, to their knowledge, no Borrower possesses any Commercial Tort Claims.
5.2.2Other Collateral. Borrowers shall promptly notify Agent in writing upon any Borrower acquiring or otherwise obtaining any Collateral after the date hereof consisting of Deposit Accounts, Investment Property, Letter-of-Credit Rights or Electronic Chattel Paper and, upon the request of Agent, promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent control with respect to such Collateral; promptly notify Agent in writing upon acquiring or otherwise obtaining any Collateral after the date hereof consisting of Documents or Instruments and, upon the request of Agent, will promptly execute such other documents, and do such other acts or things deemed appropriate by Agent to deliver to Agent possession of such Documents which are negotiable and Instruments, and, with respect to nonnegotiable Documents, to have such nonnegotiable Documents issued in the name of Agent; and with respect to Collateral in the possession of a third party, other than Certificated Securities and Goods covered by a Document, obtain an acknowledgment from the third party that it is holding the Collateral for the benefit of Agent.
5.3Lien Perfection; Further Assurances. Each Borrower shall execute such UCC‑1 financing statements as are required by the UCC and such other instruments, assignments or documents as are necessary to perfect Agent's Lien upon any of the Collateral and shall take such other action as may be required to perfect or to continue the perfection of Agent's Lien upon the Collateral. Unless prohibited by applicable law, each Borrower hereby authorizes Agent to execute and file any such financing statement, including, without limitation, financing statements that indicate the Collateral (i) as all assets of such Borrower or words of similar effect, or (ii) as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1, on such Borrower's behalf. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any like financing statements or amendments thereto if filed prior to the date hereof. The parties agree that a carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office in lieu thereof. At Agent's request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements deemed necessary by Agent, to give effect to or carry out the terms or intent of the Loan Documents.
5.4Lien on Realty. The due and punctual payment and performance of the Obligations shall also be secured by the Lien created by the Mortgage upon all real Property of Perma‑Pipe described therein. If any Borrower shall acquire at any time or times hereafter any fee simple interest in other real Property (other than leasehold interests in sales offices or warehouses), such Borrower agrees promptly to execute and deliver to Agent, for its benefit and the ratable benefit of Lenders, as additional security and Collateral for the Obligations, deeds of trust, security deeds, mortgages or other collateral assignments reasonably satisfactory in form and substance to Agent and its counsel (herein collectively referred to as “New Mortgages”) covering such real Property. The Mortgages and each New Mortgage shall be duly recorded (at Borrowers' expense) in each office where such recording is required to constitute a valid Lien on the real Property covered thereby. In respect to any Mortgage or any New Mortgage, the applicable Borrower shall deliver to Agent, at Borrowers' expense, mortgagee title insurance policies issued by a title insurance company reasonably satisfactory to Agent, which policies shall be in form and substance reasonably satisfactory to Agent and shall insure a valid Lien in favor of Agent for the benefit of itself and each Lender on the Property covered thereby, subject only to Permitted Liens and those other exceptions reasonably acceptable to Agent and its counsel. Borrowers shall also deliver to Agent such other usual and customary documents, including, without limitation, ALTA Surveys of the real Property described in the Mortgage or any New Mortgage, as Agent and its counsel may reasonably request relating to the real Property subject to the Mortgage or the New Mortgages.

SECTION 6 COLLATERAL ADMINISTRATION
6.1General.
6.1.1Location of Collateral. All Collateral, other than Inventory in transit, motor vehicles and Collateral having an aggregate value of not more than Five Hundred Thousand Dollars ($500,000), will at all times be kept by Borrowers and their Subsidiaries at one or more of the business locations set forth in Exhibit 6.1.1 hereto, as updated by Borrowers providing prior written notice to Agent of any new location.
6.1.2Insurance of Collateral. Borrowers shall maintain and pay for insurance upon all Collateral wherever located and with respect to the business of Borrowers and each of their Subsidiaries, covering casualty, hazard, public liability, workers' compensation and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver certified copies of such policies to Agent as promptly as practicable, with satisfactory lender's loss payable endorsements, naming Agent as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Agent. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 10 days' prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days' prior written notice to Agent in the event of cancellation of the policy for any other reason whatsoever and a clause specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower, any of its Subsidiaries or the owner of the Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrowers agree to deliver to Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies. All proceeds of business interruption insurance (if any) of any Borrower and its Subsidiaries shall be remitted to Agent for application to the outstanding balance of the Revolving Credit Loans.
Unless Borrowers provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers' expense to protect Agent's interests in the Properties of Borrowers and their Subsidiaries. This insurance may, but need not, protect the interests of Borrowers and their Subsidiaries. The coverage that Agent purchases may not pay any claim that any Borrower or any Subsidiary makes or any claim that is made against any Borrower or any such Subsidiary in connection with said Property. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers and their Subsidiaries have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers will be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that Borrowers and their Subsidiaries may be able to obtain on their own.
6.1.3Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent's or any Lender's actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at Borrowers' sole risk.
6.2Administration of Accounts.
6.2.1Records, Schedules and Assignments of Accounts. Borrowers shall keep accurate and complete records of their Accounts and all payments and collections thereon and shall submit to Agent on such periodic basis as Agent shall request a sales and collections report for the preceding period, in form acceptable to Agent. Concurrently with the delivery of each Borrowing Case Certificate described in subsection 8.1.4, or more frequently as requested by Agent, from and after the date hereof, Borrowers shall deliver to Agent a detailed aged trial balance of all of their Accounts, specifying the names, addresses, face values, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and upon Agent's request therefor, copies of proof of delivery and the original copy of all documents, including, without limitation, repayment histories and present status reports relating to the Accounts so scheduled and such other matters and information relating to the status of then existing Accounts as Agent shall request. If requested by Agent, Borrowers shall execute and deliver to Agent formal written assignments of all of their Accounts weekly or daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto.
6.2.2Discounts, Allowances, Disputes. If any Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrowers shall report such discounts, allowances or credits, as the case may be, to Agent as part of the next required Schedule of Accounts.
6.2.3Account Verification. Any of Agent's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Each Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
6.2.4Maintenance of Dominion Account. Borrowers shall maintain a Dominion Account or Accounts pursuant to lockbox and blocked account arrangements acceptable to Agent with Bank. Borrowers shall issue to Bank an irrevocable letter of instruction directing Bank to deposit all payments or other remittances received in the lockbox and blocked accounts to the Dominion Account for application on account of the Obligations as provided in subsection 3.2.1. All funds deposited in any Dominion Account shall immediately become the property of Agent, for the ratable benefit of Lenders, and Borrowers shall obtain the agreement by Bank in favor of Agent to waive any recoupment, setoff rights, and any security interest in, or against, the funds so deposited. Agent assumes no responsibility for such lockbox and blocked account arrangements, including, without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.
6.2.5Collection of Accounts, Proceeds of Collateral. Each Borrower agrees that all invoices rendered and other requests made by any Borrower for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox established pursuant to subsection 6.2.4. To expedite collection, each Borrower shall endeavor in the first instance to make collection of its Accounts for Agent. All remittances received by any Borrower on account of Accounts, together with the proceeds of any other Collateral, shall be held as Agent's property, for its benefit and the benefit of Lenders, by such Borrower as trustee of an express trust for Agent's benefit and each Borrower shall immediately deposit same in kind in the Dominion Account. Agent retains the right at all times after the occurrence and during the continuance of a Default or an Event of Default to notify Account Debtors that any Borrower's Accounts have been assigned to Agent and to collect Borrowers' Accounts directly in its own name, or in the name of Agent's agent, and to charge the collection costs and expenses, including attorneys' fees, to Borrowers.
6.2.6Taxes. If an Account includes a charge for any tax payable to any governmental taxing authority, Agent is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of Borrowers and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reasonable reserves on their books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any governmental taxing authority that may be due by any Borrower.
6.3Administration of Inventory. Each Borrower shall keep records of its Inventory which records shall be complete and accurate in all material respects. Borrowers shall furnish to Agent Inventory reports concurrently with the delivery of each Borrowing Base Certificate described in subsection 8.1.4 or more frequently as requested by Agent, which reports will be in such other format and detail as Agent shall request and shall include a current list of all locations of each Borrower's Inventory. Borrowers shall conduct a physical inventory no less frequently than annually and shall provide to Agent a report based on each such physical inventory promptly thereafter, together with such supporting information as Agent shall reasonably request.
6.4Administration of Equipment.
6.4.1    Records and Schedules of Equipment. Each Borrower shall keep records of its Equipment which shall be complete and accurate in all material respects itemizing and describing the kind, type, quality, quantity and book value of its Equipment and all dispositions made in accordance with subsection 6.4.2 hereof, and Borrowers shall, and shall cause each of their Subsidiaries to, furnish Agent with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Agent. Promptly after the request therefor by Agent, Borrowers shall deliver to Agent any and all evidence of ownership, if any, of any of their Equipment.
6.4.2    Dispositions of Equipment. Borrowers shall not, and shall not permit any of their Subsidiaries to, sell, lease or otherwise dispose of or transfer any of their respective Equipment or other fixed assets or any part thereof without the prior written consent of Agent; provided, however, that the foregoing restriction shall not apply, for so long as no Default or Event of Default exists and is continuing, to (i) dispositions of Equipment and other fixed assets which, in the aggregate during any consecutive twelve-month period, have a fair market value or a book value, whichever is less, of One Million ($1,000,000) or less, provided that all proceeds thereof are remitted to Agent for application to the Loans as provided in subsection 3.3.1, or (ii) replacements of Equipment or other fixed assets that are substantially worn, damaged or obsolete with Equipment or other fixed assets of like kind, function and value which are useful in the business of any Borrower or one of its Subsidiaries, provided that the replacement Equipment or other fixed assets shall be acquired within ninety (90) days after any disposition of the Equipment or other fixed assets that are to be replaced and the replacement Equipment or other fixed assets shall be free and clear of Liens other than Permitted Liens that are not Purchase Money Liens.
6.5Payment of Charges. All amounts chargeable to Borrowers under Section 6 hereof shall be Obligations secured by all of the Collateral, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Revolving Portions from time to time.

REPRESENTATIONS AND WARRANTIES

7.1General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers warrant, represent and covenant to Agent and each Lender, on a joint and several basis, that:
7.1.1Qualification. Each Borrower and each of its Subsidiaries is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Borrower and each of its Subsidiaries is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in each state or jurisdiction listed on Exhibit 7.1.1 hereto and in all other states and jurisdictions in which the failure of any Borrower or any of its Subsidiaries to be so qualified could reasonably be expected to have a Material Adverse Effect.
7.1.2Power and Authority. Each Borrower and each of its Subsidiaries executing this Agreement is duly authorized and empowered to enter into, execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party. The execution, delivery and performance of this Agreement and each of the other Loan Documents have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) require any consent or approval of the shareholders or members of any Borrower or any of the shareholders, partners or members, as the case may be, of any Subsidiary of any Borrower; (ii) contravene any Borrower's or any of its Subsidiaries' charter, articles or certificate of incorporation, partnership agreement, certificate of formation, by‑laws, limited liability agreement, operating agreement or other organizational documents (as the case may be); (iii) violate, or cause any Borrower or any of its Subsidiaries to be in default under, any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award in effect having applicability to any Borrower or any of its Subsidiaries, the violation of which could reasonably be expected to have a Material Adverse Effect; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which any Borrower or any of its Subsidiaries is a party or by which it or its Properties may be bound or affected, the breach of or default under which could reasonably be expected to have a Material Adverse Effect; or (v) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Properties now owned or hereafter acquired by any Borrower or any of its Subsidiaries.
7.1.3Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, a legal, valid and binding obligation of each Borrower and each of its Subsidiaries party thereto, enforceable against it in accordance with its respective terms.
7.1.4Capital Structure. Exhibit 7.1.4 hereto states, as of the date hereof, (i) the correct name of each of the Subsidiaries of each Borrower, its jurisdiction of incorporation or organization and the percentage of its Voting Stock owned by each Borrower, (ii) the name of each Borrower's and each of its Subsidiaries' corporate or joint venture relationships and the nature of the relationship, (iii) the number, nature and holder of all outstanding Securities of each Borrower and the holder of Securities of each Subsidiary of each Borrower (other than MFRI) and (iv) the number of authorized, issued and treasury Securities of each Borrower. Each Borrower has good title to all of the Securities it purports to own of each of such Subsidiaries, free and clear in each case of any Lien other than Permitted Liens. All such Securities have been duly issued and are fully paid and non-assessable. As of the date hereof, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, any Securities or obligations convertible into, or any powers of attorney relating to, any Securities of any Borrower or any of its Subsidiaries. Except as set forth on Exhibit 7.1.4, as of the date hereof, there are no outstanding agreements or instruments binding upon any of any Borrower's or any of its Subsidiaries' partners, members or shareholders, as the case may be, relating to the ownership of its Securities.
7.1.5Names; Organization. Since June 1, 1997, neither any Borrower nor any of its Subsidiaries has been known as or has used any legal, fictitious or trade names except those listed on Exhibit 7.1.5 hereto. Except as set forth on Exhibit 7.1.5, neither any Borrower nor any of its Subsidiaries has been the surviving entity of a merger or consolidation or has acquired all or substantially all of the assets of any Person since June 1, 1997. Each of each Borrower's and each of its Subsidiaries' state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Exhibit 7.1.5. The exact legal name of each Borrower and each of its Subsidiaries is set forth on Exhibit 7.1.5.
7.1.6Business Locations; Agent for Process. Each of each Borrower's and each of its Subsidiary's chief executive office, location of books and records and other places of business are as listed on Exhibit 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1. During the preceding one‑year period, neither any Borrower nor any of its Subsidiaries has had an office, place of business or agent for service of process, other than as listed on Exhibit 6.1.1. All tangible Collateral is and will at all times be kept by Borrowers and their Subsidiaries in accordance with subsection 6.1.1. Except as shown on Exhibit 6.1.1, as of the date hereof, no Inventory is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.
7.1.7Title to Properties; Priority of Liens. Each Borrower and each of its Subsidiaries has good,

indefeasible and marketable title to and fee simple ownership of, or valid and subsisting leasehold interests in, all of its real Property, and good title to all of the Collateral and all of its other Property, in each case, free and clear of all Liens except Permitted Liens. Each Borrower and each of its Subsidiaries has paid or discharged all lawful claims which, if unpaid, might become a Lien against any of any Borrower's or such Subsidiary's Properties that is not a Permitted Lien. The Liens granted to Agent under Section 5 hereof are first priority Liens, subject only to Permitted Liens.
7.1.8Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by any Borrower with respect to any Account or Accounts. With respect to each of each Borrower's Accounts, whether or not such Account is an Eligible Account, unless otherwise disclosed to Agent in writing:
i.It is genuine and in all respects what it purports to be, and it is not evidenced by a judgment;
ii.It arises out of a completed, bona fide sale and delivery of goods or rendition of services by a Borrower, in the ordinary course of its business and in accordance with the terms and conditions of all purchase orders, contracts or other documents relating thereto and forming a part of the contract between such Borrower and the Account Debtor;
iii.It is for a liquidated amount maturing as stated in the duplicate invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent;
iv.There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or tend to materially reduce the amount payable thereunder from the face amount of the invoice and statements delivered or made available to Agent with respect thereto;
v.To the best of each Borrower's knowledge, the Account Debtor thereunder (1) had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (2) such Account Debtor is Solvent; and
vi.To the best of each Borrower's knowledge, there are no proceedings or actions which are threatened or pending against the Account Debtor thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account.
7.1.9Equipment. The Equipment of Borrowers and their Subsidiaries is in good operating condition and repair, and all necessary replacements of and repairs thereto shall be made so that the operating efficiency thereof shall be maintained and preserved, reasonable wear and tear excepted. Neither any Borrower nor any of its Subsidiaries will permit any Equipment to become affixed to any real Property leased to any Borrower or any of its Subsidiaries so that an interest arises therein under the real estate laws of the applicable jurisdiction unless the landlord of such real Property has executed a landlord waiver or leasehold mortgage in favor of and in form reasonably acceptable to Agent, and no Borrower will permit any of the Equipment of any Borrower or any of its Subsidiaries to become an accession to any personal Property other than Equipment that is subject to first priority (except for Permitted Liens) Liens in favor of Agent.
7.1.10Financial Statements; Fiscal Year. The Consolidated and consolidating balance sheets of MFRI and its Subsidiaries (including the accounts of all Subsidiaries of MFRI and their respective Subsidiaries for the respective periods during which a Subsidiary relationship existed) as of January 31, 2011, and the related statements of income, changes in shareholder's equity, and changes in financial position for the periods ended on such dates, have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions of MFRI and such Persons, taken as a whole, at such dates and the results of MFRI's and such Persons' operations, taken as a whole, for such periods. As of the date hereof, since January 31, 2011, there has been no material adverse change in the financial position of MFRI and such other Persons, taken as a whole, as reflected in the Consolidated balance sheet as of such date. As of the date hereof, the fiscal year of MFRI and each of its Subsidiaries ends on January 31 of each year.
7.1.11Full Disclosure. The financial statements referred to in subsection 7.1.10 hereof do not, nor does this Agreement or any other written statement of any Borrower to Agent or any Lender contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which any Borrower has failed to disclose to Agent or any Lender in writing which could reasonably be expected to have a Material Adverse Effect.
7.1.12Solvent Financial Condition. Each Borrower and each of its Subsidiaries, is now and, after giving effect to the initial Loans to be made and the initial Letters of Credit and LC Guaranties to be issued hereunder and all related transactions, will be, Solvent.
7.1.13Surety Obligations. Except as set forth on Exhibit 7.1.13, as of the date hereof, neither any Borrower nor any of its Subsidiaries is obligated as surety or indemnitor under any surety or similar bond or other contract or has issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any Person.
7.1.14Taxes. MFRI's federal tax identification number is 36‑3922969. The federal tax identification number of each Subsidiary of MFRI is shown on Exhibit 7.1.14 hereto. Each Borrower and each of its Subsidiaries has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file, and has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties as and when such taxes, assessments, fees, levies and charges are due and payable, unless and to the extent any thereof are being actively contested in good faith and by appropriate proceedings and each Borrower and each of its Subsidiaries maintains reasonable reserves on its books therefor. The provision for taxes on the books of each Borrower and its Subsidiaries is adequate for all years not closed by applicable statutes, and for the current fiscal year.
7.1.15Brokers. Except as shown on Exhibit 7.1.15 hereto, there are no claims for brokerage commissions, finder's fees or investment banking fees in connection with the transactions contemplated by this Agreement.
7.1.16Patents, Trademarks, Copyrights and Licenses. Each Borrower and each of its Subsidiaries owns, possesses or licenses or has the right to use all the patents, trademarks, service marks, trade names, copyrights, licenses and other Intellectual Property necessary for the present and planned future conduct of its business without any known conflict with the rights of others, except for such conflicts as could not reasonably be expected to have a Material Adverse Effect. All such patents, trademarks, service marks, trade names, copyrights, licenses, and other similar rights are listed on Exhibit 7.1.16 hereto. No claim has been asserted to any Borrower or any of its Subsidiaries which is currently pending that their use of their Intellectual Property or the conduct of their business does or may infringe upon the Intellectual Property rights of any third party. To the knowledge of Borrowers and except as set forth on Exhibit 7.1.16 hereto, as of the date hereof, no Person is engaging in any activity that infringes in any material respect upon any Borrower's or any of its Subsidiaries' material Intellectual Property. Except as set forth on Exhibit 7.1.16, each Borrower's and each of its Subsidiaries' (i) material trademarks, service marks, and copyrights are registered with the U.S. Patent and Trademark Office or in the U.S. Copyright Office, as applicable and (ii) material license agreements and similar arrangements relating to its Inventory (1) permits, and does not restrict, the assignment by any Borrower or any of its Subsidiaries to Agent, or any other Person designated by Agent, of all of any Borrower's or such Subsidiary's, as applicable, rights, title and interest pertaining to such license agreement or such similar arrangement and (2) would permit the continued use by any Borrower or such Subsidiary, or Agent or its assignee, of such license agreement or such similar arrangement and the right to sell Inventory subject to such license agreement for a period of no less than 6 months after a default or breach of such agreement or arrangement. The consummation and performance of the transactions and actions contemplated by this Agreement and the other Loan Document, including without limitation, the exercise by Agent of any of its rights or remedies under Section 10, will not result in the termination or impairment of any of any Borrower's or any of its Subsidiaries' ownership or rights relating to its Intellectual Property, except for such Intellectual Property rights the loss or impairment of which could not reasonably be expected to have a Material Adverse Effect. Except as listed on Exhibit 7.1.16 and except as could not reasonably be expected to have a Material Adverse Effect, (i) neither any Borrower nor any of its Subsidiaries is in breach of, or default under, any term of any license or sublicense with respect to any of its Intellectual Property and (ii) to the knowledge of any Borrower, no other party to such license or sublicense is in breach thereof or default thereunder, and such license is valid and enforceable.
7.1.17Governmental Consents. Each Borrower and each of its Subsidiaries has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where the failure to possess or so maintain such rights could not reasonably be expected to have a Material Adverse Effect.
7.1.18Compliance with Laws. Each Borrower and each of its Subsidiaries has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower or such Subsidiary, as applicable, its Properties or the conduct of its business, except for such non-compliance as could not reasonably be expected to have a Material Adverse Effect, and there have been no citations, notices or orders of noncompliance issued to any Borrower or any of its Subsidiaries under any such law, rule or regulation, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. Each Borrower and each of its Subsidiaries has established and maintains an adequate monitoring system to insure that it remains in compliance in all material respects with all federal, state and local rules, laws and regulations applicable to it. No Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. §201 et seq.), as amended.
7.1.19Restrictions. Neither any Borrower nor any of its Subsidiaries is a party or subject to any contract or agreement which restricts its right or ability to incur Indebtedness, other than as set forth on Exhibit 7.1.19 hereto, none of which prohibit the execution of or compliance with this Agreement or the other Loan Documents by any Borrower or any of its Subsidiaries, as applicable.
7.1.20Litigation. Except as set forth on Exhibit 7.1.20 hereto, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened, against or affecting any Borrower or any of its Subsidiaries, or the business, operations, Properties, prospects, profits or condition of any Borrower or any of its Subsidiaries which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither any Borrower nor any of its Subsidiaries is in default with respect to any order, writ, injunction, judgment, decree or rule of any court, governmental authority or arbitration board or tribunal, which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
7.1.21No Defaults. Except as set forth on Exhibit 7.1.21 attached hereto, no event has occurred and no condition exists which would, upon or after the execution and delivery of this Agreement or any Borrower's performance hereunder, constitute a Default or an Event of Default. Neither any Borrower nor any of its Subsidiaries is in default in (and no event has occurred and no condition exists which constitutes, or which the passage of time or the giving of notice or both would constitute, a default in) the payment of any Indebtedness to any Person for Money Borrowed in excess of One Million Dollars ($1,000,000).
7.1.22Leases. Exhibit 7.1.22 hereto is a complete listing of all capitalized and operating personal property leases of each Borrower and its Subsidiaries and all real property leases of each Borrower and its Subsidiaries. Each Borrower and each of its Subsidiaries is in full compliance with all of the terms of each of its respective capitalized and operating leases, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.
7.1.23Pension Plans. Except as disclosed on Exhibit 7.1.23 hereto, neither any Borrower nor any of its Subsidiaries has any Plan. Each Borrower and each of its Subsidiaries is in compliance with the requirements of ERISA and the regulations promulgated thereunder with respect to each Plan, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. No fact or situation that could reasonably be expected to result in a material adverse change in the financial condition of any Borrower and its Subsidiaries exists in connection with any Plan. Neither any Borrower nor any of its Subsidiaries has any withdrawal liability in connection with a Multiemployer Plan.
7.1.24Trade Relations. There exists no actual or, to any Borrower's knowledge, threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between any Borrower or any of its Subsidiaries and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of any Borrower and its Subsidiaries, or with any material supplier, except in each case, where the same could not reasonably be expected to have a Material Adverse Effect, and there exists no present condition or state of facts or circumstances which would prevent any Borrower or any of its Subsidiaries from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted.
7.1.25Labor Relations. Except as described on Exhibit 7.1.25 hereto, as of the date hereof, neither any Borrower nor any of its Subsidiaries is a party to any collective bargaining agreement. There are no material grievances, disputes or controversies with any union or any other organization of any Borrower's or any of its Subsidiaries' employees, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization, except those that could not reasonably be expected to have a Material Adverse Effect.
7.2Continuous Nature of Representations and Warranties. Each representation and warranty contained in this Agreement and the other Loan Documents shall be continuous in nature and shall remain accurate, complete and not misleading at all times during the term of this Agreement, except for changes in the nature of any Borrower's or one of Borrower's Subsidiary's business or operations that would render the information in any exhibit attached hereto or to any other Loan Document either inaccurate, incomplete or misleading, so long as Majority Lenders have consented to such changes or such changes are expressly permitted by this Agreement. Without limiting the generality of the foregoing, each Loan request made or deemed made pursuant to subsection 3.1.1 hereof shall constitute Borrowers' reaffirmation, as of the date of each such loan request, of each representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower, or any Guarantor in this Agreement, any of the other Loan Documents, or any instrument, certificate or financial statement furnished in compliance with or in reference thereto. The foregoing notwithstanding, the Exhibits delivered by Borrowers with respect to the Original Loan Agreement shall be deemed to be the Exhibits to this Agreement; provided that Borrowers covenant to provide Agent and Lenders with updates to such Exhibits on or prior to May 15, 2012, which updates shall not evidence any Material Adverse Effect.
7.3Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.

COVENANTS AND CONTINUING AGREEMENTS
8.1Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall:
8.1.1    Visits and Inspections; Lender Meeting. Permit (i) representatives of Agent, and during the continuation of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, each Borrower's and each of its Subsidiaries' business, assets, liabilities, financial condition, business prospects and results of operations and (ii) appraisers engaged pursuant to Section 2.10 (whether or not personnel of Agent), from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the Properties of each Borrower and each of its Subsidiaries, for the purpose of completing appraisals pursuant to Section 2.10. Agent, if no Default or Event of Default then exists, shall give Borrowers reasonable prior notice of any such inspection or audit. Without limiting the foregoing, Borrowers will participate and will cause their key management personnel to participate in a meeting with Agent and Lenders periodically during each year (except that during the continuation of an Event of Default such meetings may be held more frequently as requested by Agent or Majority Lenders), which meeting(s) shall be held at such times and such places as may be reasonably requested by Agent.
8.1.2    Notices. Promptly notify Agent in writing of the occurrence of any event or the existence of any fact which renders any representation or warranty in this Agreement or any of the other Loan Documents inaccurate, incomplete or misleading in any material respect as of the date made or remade. In addition, each Borrower agrees to provide Agent with prompt written notice of any change in the information disclosed in any Exhibit hereto, in each case after giving effect to the materiality limits and Material Adverse Effect qualifications contained therein.
8.1.3    Financial Statements. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting all its financial transactions; and cause to be prepared and furnished to Agent and each Lender, the following, all to be prepared in accordance with GAAP applied on a consistent basis, unless MFRI's certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP:
i.not later than 90 days after the close of each fiscal year of MFRI, unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of MFRI and its Subsidiaries as of the end of such year, on a Consolidated and consolidating basis, certified by a firm of independent certified public accountants of recognized standing selected by MFRI but acceptable to Agent and, within a reasonable time thereafter permit Agent to review a copy of any management letter issued in connection therewith;
ii.not later than 30 days (40 days with respect to each January and February within the Term) after the end of each month hereafter, including the last month of MFRI's fiscal year, unaudited interim financial statements of MFRI and its Subsidiaries as of the end of such month and of the portion of the fiscal year then elapsed, on a Consolidated and consolidating basis, certified by the principal financial officer of MFRI as prepared in accordance with GAAP and fairly presenting in all material respects the financial position and results of operations of MFRI and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

iii.together with each delivery of financial statements pursuant to clauses (i) and (ii) of this subsection 8.1.3, a management report (1) setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent Projections for the current fiscal year delivered pursuant to subsection 8.1.7 and (2) identifying the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of MFRI to the effect that such information fairly presents in all material respects the results of operation and financial condition of MFRI and its Subsidiaries as at the dates and for the periods indicated;
iv.promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which MFRI has made available to its Securities holders and copies of any regular, periodic and special reports or registration statements which MFRI or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or any national securities exchange;
v.upon request of Agent, copies of any annual report to be filed with ERISA in connection with each Plan;
vi.within forty‑five (45) days after the end of each fiscal quarter hereafter, a certificate in form and substance reasonably acceptable to Agent, evidencing that Borrowers are in compliance with the financial covenants contained in the Term Loan Documents; and
vii.such other data and information (financial and otherwise) as Agent or any Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or any Borrower's or any of its Subsidiaries' financial condition or results of operations.

Promptly after the receipt of the financial statements by MFRI described in clause (i) of this subsection 8.1.3, MFRI shall permit Agent to review the accountants' letter to MFRI's management that is prepared in connection with such financial statements and also shall cause to be prepared and shall furnish to Agent a certificate of the aforesaid certified public accountants certifying to Agent that, based upon their examination of the financial statements of MFRI and its Subsidiaries performed in connection with their examination of said financial statements, they are not aware of any Default or Event of Default, or, if they are aware of such Default or Event of Default, specifying the nature thereof. Concurrently with the delivery of the financial statements described in paragraph (i) and (ii) of this subsection 8.1.3, or more frequently if reasonably requested by Agent, MFRI shall cause to be prepared and furnished to Agent a Compliance Certificate in the form of Exhibit 8.1.3 hereto executed by the Chief Financial Officer of MFRI (a “Compliance Certificate”).
8.1.4Borrowing Base Certificates. On or before the third Business Day of each week from and after the date hereof, Borrowers shall deliver to Agent, in form acceptable to Agent, a Borrowing Base Certificate (on a Consolidated and consolidating basis) as of the last day of the immediately preceding week, with such supporting materials as Agent shall reasonably request. If Borrowers deem it advisable, or Agent shall request, Borrowers shall execute and deliver to Agent Borrowing Base Certificates more frequently than weekly.
8.1.5Landlord, Processor and Storage Agreements. Provide Agent with copies of all agreements between any Borrower or any of its Subsidiaries and any landlord, warehouseman, processor, distributor or consignee which owns or is the lessee of any premises at which any Collateral may, from time to time, be kept. With respect to any lease (other than leases for sales offices), warehousing agreement or any processing agreement in any case entered into after the Closing Date, Borrowers shall provide Agent with landlord waivers, bailee letters or processor letters with respect to such premises. Such landlord waivers, bailee letters or processor letters shall be in a form supplied by Agent to Borrowers with such reasonable revisions as are customarily accepted by Agent or by similar financial institutions in similar financial transactions.
8.1.6Projections. No later than the first day of each fiscal year of MFRI, deliver to Agent projections of sales and gross margins of MFRI and each of its Subsidiaries for such fiscal year, month by month. No later than February 28 of each fiscal year of MFRI, deliver to Agent Projections of MFRI and each of its Subsidiaries for the then current fiscal year month by month with respect to income statements and quarter by quarter with respect to balance sheets and statements of cash flows.
8.1.7Subsidiaries. Cause each Subsidiary of each Borrower that is not a Borrower, whether now or hereafter in existence, promptly upon Agent's request therefor, to execute and deliver to Agent a Guaranty Agreement and a security agreement pursuant to which such Subsidiary guaranties the payment of all Obligations and grants to

Agent a first priority Lien (subject only to Permitted Liens) on all of its Properties of the types described in Section 5.1; provided, however, that with respect to existing Subsidiaries, no such Guaranty Agreement and/or security agreement shall be required to be executed or delivered by any such Subsidiary if such Subsidiary is prohibited from executing any such document or agreement by the terms of any statute, law, contract, agreement, instrument or document existing as of the Closing Date evidencing such Subsidiary's Money Borrowed. Additionally, the applicable Borrower shall execute and deliver to Agent a pledge agreement pursuant to which such Borrower grants to Agent a first priority Lien (subject only to Permitted Liens) with respect to all of the issued and outstanding Securities of each such Subsidiary.
8.1.8Deposit and Brokerage Accounts. For each deposit account or brokerage account that any Borrower at any time opens or maintains, such Borrower shall, at Agent's request and option, pursuant to an agreement in form and substance reasonably satisfactory to Agent, cause the depository bank or securities intermediary, as applicable, to agree to comply at any time with instructions from Agent to such depository bank or securities intermediary, as applicable, directing the disposition of funds from time to time credited to such deposit or brokerage account, without further consent of the applicable Borrower.
8.1.9Cash Management Services. Borrower shall maintain mutually agreeable cash management agreements with Bank, to the extent Bank offers such services at competitive rates.
8.2Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, it shall not:
8.2.1    Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate, or permit any Subsidiary of any Borrower to merge or consolidate, with any Person; nor change its or any of its Subsidiaries' state of incorporation or organization, Type of Organization or Organizational I.D. Number; nor change its or any of its Subsidiaries' legal name; nor acquire, nor permit any of its Subsidiaries to acquire, all or any substantial part of the Properties of any Person, except for:
i.mergers of any Subsidiary of any Borrower into another Borrower or another wholly-owned Subsidiary of another Borrower; and
ii.acquisitions of assets consisting of fixed assets or real property that constitute Capital Expenditures permitted under subsection 8.2.8.
8.2.2    Loans. Make, or permit any Subsidiary of any Borrower to make, any loans or other advances of money to any Person, other than (i) for salary, travel advances, advances against commissions and other similar advances to employees in the ordinary course of business, (ii) extensions of trade credit in the ordinary course of business, (iii) deposits with financial institutions permitted under this Agreement, (iv) intercompany advances (and repayments thereof) in the ordinary course of business by MFRI to its Subsidiaries for such Subsidiaries' working capital needs and (v) prepaid expenses.
8.2.3    Total Indebtedness. Create, incur, assume, or suffer to exist, or permit any Subsidiary of any Borrower to create, incur or suffer to exist, any Indebtedness, except:
iii.Obligations owing to Agent or any Lender under this Agreement or any of the other Loan Documents;
iv.Indebtedness, including without limitation Subordinated Debt, existing on the date of this Agreement and listed on Exhibit 8.2.3;
v.Permitted Purchase Money Indebtedness;
vi.contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;
vii.Guaranties of any Indebtedness permitted hereunder;
viii.Indebtedness in respect of intercompany advances permitted by Section 8.2.2(iv);
ix.obligations to pay Rentals permitted by subsection 8.2.18;
x.Intentionally Omitted;
xi.IRB Indebtedness;
xii.Existing Mortgage Indebtedness;
xiii.Intentionally Omitted;
xiv.Indebtedness incurred pursuant to the Perma-Pipe Equipment Loan;
xv.to the extent not included above, trade payables, accruals and accounts payable in the ordinary course of business (in each case to the extent not overdue) not for Money Borrowed;
xvi.Indebtedness incurred in connection with loans on the cash surrender value of key‑man life insurance policies so long as the principal amount of such Indebtedness does not exceed

$2,000,000, the per annum interest rate payable with respect to such Indebtedness does not exceed 4.25% and such Indebtedness does not require any principal amortization on or prior to December 31, 2013;
xvii.Money Borrowed incurred by foreign Subsidiaries of Borrowers and other Indebtedness not included in paragraphs (i) through (xiv) above which does not exceed at any time, in the aggregate, the sum of Twenty‑Seven Million Dollars ($27,000,000) and the guaranty of such Money Borrowed by Borrowers so long as all such guaranties are unsecured;
xviii.Indebtedness in respect to deferred taxes;
xix.Indebtedness relating to compensation owed to Borrowers' employees for services rendered in the ordinary course of business;
xx.All unfunded pension and other employee benefit plan obligations and liabilities but only to the extent they are permitted to remain unfunded under applicable law; and
xxi.Indebtedness not included in paragraphs (i) through (xviii) above does not exceed at any time, in the aggregate, the sum of $500,000.
8.2.4    Affiliate Transactions. Enter into, or be a party to, or permit any Subsidiary of any Borrower to enter into or be a party to, any transaction with any Affiliate of any Borrower or any holder of any Securities of any Borrower or any Subsidiary of any Borrower, including without limitation any management, consulting or similar fees, except in the ordinary course of and pursuant to the reasonable requirements of the applicable Borrower's or such Subsidiary's business and upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate or Security holder of Borrower. Agent acknowledges the Management Services Agreement dated December 30, 1996 between MFRI, Inc. and Midwesco Illinois, Inc., as amended prior to the Closing Date, meets the requirements of, and is permissible under, this Section 8.2.4. Borrowers covenant that true and correct copies of such Services Agreement and all amendments thereto have been delivered to Agent.
8.2.5    Limitation on Liens. Create or suffer to exist, or permit any Subsidiary of any Borrower to create or suffer to exist, any Lien upon any of its Property, income or profits, whether now owned or hereafter acquired, except:
xxii.Liens at any time granted in favor of Agent for the benefit of Lenders;
xxiii.Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) not yet due, or being contested in the manner described in subsection 7.1.14 hereto, but only if in Agent's judgment such Lien would not reasonably be expected to adversely effect Agent's rights or the priority of Agent's lien on any Collateral;
xxiv.Liens arising in the ordinary course of the business of any Borrower or any of its Subsidiaries by operation of law or regulation, but only if payment in respect of any such Lien is not at the time required and such Liens do not, in the aggregate, materially detract from the value of the Property of any Borrower or any of its Subsidiaries or materially impair the use thereof in the operation of the business of any Borrower or any of its Subsidiaries;
xxv.Purchase Money Liens securing Permitted Purchase Money Indebtedness;
xxvi.such other Liens as appear on Exhibit 8.2.5 hereto;
xxvii.Liens incurred or deposits made in the ordinary course of business in connection with (1) worker's compensation, social security, unemployment insurance and other like laws or (2) sales contracts, leases, statutory obligations, work in progress advances and other similar obligations not incurred in connection with the borrowing of money or the payment of the deferred purchase price of property;
xxviii.reservations, covenants, zoning and other land use regulations, title exceptions or encumbrances granted in the ordinary course of business, affecting real Property owned or leased by any Borrower or one of its Subsidiaries; provided that such exceptions do not in the aggregate materially interfere with the use of such Property in the ordinary course of such Borrower's or such Subsidiary's business;
xxix.judgment Liens that do not give rise to an Event of Default under subsection 10.1.15;
xxx.Liens securing the IRB Indebtedness;
xxxi.Liens on a Borrower's or Guarantor's real Property, improvements, and Fixtures securing the Existing Mortgage Indebtedness as the same may be refinanced as provided in the definition of Existing Mortgage Indebtedness;
xxxii.Liens on the real Property of Midwesco's Danish Subsidiaries securing Money Borrowed of such Danish Subsidiaries;

xxxiii.Liens on the cash surrender value of life insurance policies securing Indebtedness permitted under subsection 8.2.8(xii);
xxxiv.Liens incurred in connection with the Computer Sale and Leaseback;
xxxv.Liens incurred in connection with the Perma-Pipe Equipment Loan on the Equipment described on Exhibit 8.2.5;
xxxvi.Liens incurred in connection with the cash collateralization of standby letters of credit issued by Bank of America India for Borrowers' Indian Foreign Subsidiary; and
xxxvii.such other Liens as Majority Lenders may hereafter approve in writing.
8.2.6    Payments and Amendments of Certain Debt. Make or permit any Subsidiary of any Borrower to (i) prepay or repurchase, directly or indirectly, any portion of (x) the Existing Mortgage Indebtedness or (y) the IRB Indebtedness or (ii) amend or modify (x) any agreement, instrument, or document evidencing or relating to Existing Mortgage Indebtedness or (z) any agreement, instrument or document relating to the IRB Indebtedness, in either case in a manner materially adverse to Borrowers or Agent and Lenders.
8.2.7    Distributions. Except as otherwise provided for in Section 8.2.6, declare or make, or permit any Subsidiary of any Borrower to declare or make, any Distributions, except for:
xxxviii.Distributions by any Subsidiary of a Borrower to another Borrower;
xxxix.Distributions paid solely in Securities of a Borrower or any of its Subsidiaries;
xl.Distributions by MFRI in amounts necessary to permit MFRI to repurchase Securities of MFRI from employees of MFRI or any of its Subsidiaries upon the termination of their employment, so long as no Default or Event of Default exists at the time of or would be caused by the making of such Distributions and the aggregate cash amount of such Distributions, measured at the time when made, does not exceed Fifty Thousand Dollars ($50,000) in any fiscal year of MFRI; and
xli.Repurchases by MFRI of outstanding shares of its publicly owned common stock provided that after giving effect to any such repurchase, each of the following conditions precedent is satisfied: (1) no Default of Event of Default has occurred and is continuing; (2) Availability equals or exceeds Four Million Dollars ($4,000,000); (3) the aggregate amount of such repurchases does not exceed One Million Five Hundred Thousand Dollars ($1,500,000); and (4) the Fixed Charge Coverage Ratio for the most recently ended twelve month period computed on a pro forma basis treating the repurchase in question and all other such repurchases made within the current month as having been made within such most recently ended twelve month period equals or exceeds 1.10 to 1.
2.8.8INTENTIONALLY OMITTED.
2.8.9Disposition of Assets. Sell, lease or otherwise dispose of any of, or permit any Subsidiary of any Borrower to sell, lease or otherwise dispose of any of, its Properties, including any disposition of Property as part of a sale and leaseback transaction, to or in favor of any Person, except for:
a.sales of Inventory in the ordinary course of business;
b.transfers of Property to a Borrower by a Subsidiary of a Borrower;
c.dispositions of Property that is substantially worn, damaged, uneconomic or obsolete (subject to subsection 6.4.2 hereof);
d.dispositions of investments described in paragraphs (iv), (v), (vi) and (vii) of the definition of the term “Restricted Investments”; and
e.other dispositions expressly authorized by this Agreement.
2.8.10Securities of Subsidiaries. Permit any Subsidiaries of any Borrower to issue any additional Securities except to a Borrower and except for director's qualifying Securities.
2.8.11Bill-and-Hold Sales, Etc. Make, or permit any Subsidiary of any Borrower to make, a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, repurchase or return or consignment basis; provided, that Borrowers shall be permitted to make bill and hold sales if so requested by a customer in writing which writing shall contain an acknowledgment that such customer is obligated to pay for the Inventory subject to the bill and hold sale. Borrowers, upon request by Agent, shall deliver to Agent copies of any such written requests and acknowledgments.
2.8.12Restricted Investment.
a.Make or have, or permit any Subsidiary of any Borrower to make or have, any Restricted Investment, except that Borrowers may invest up to Twenty‑Eight Million Dollars ($28,000,000) in any Foreign Subsidiary so long as (x) immediately after the applicable Borrower has made such Investment, no Event of Default has occurred and is continuing and (y) Borrowers shall have pledged to Agent for the benefit of Lenders sixty‑five percent (65%) of the outstanding capital stock of any such Subsidiary that is a first tier Foreign Subsidiary (i.e., not owned by a Foreign Subsidiary) pursuant to a pledge agreement or amendment in form and substance acceptable to Agent. In such event, the provisions of subsection 8.1.7 of the Loan Agreement notwithstanding, no such Foreign Subsidiary shall be required to provide a Guaranty or to pledge its assets to secure the Obligations. The foregoing notwithstanding, so long as average Availability for the most recently ended ninety (90) day period equals or exceeds fifteen percent (15%) of the remainder of the Revolving Credit Maximum Amount minus the unpaid principal balance of the Term Loan and the Equipment Loans, then the Twenty‑Eight Million Dollar ($28,000,000) limit in the first sentence of this subsection 8.2.12 shall be increased to Thirty Million Dollars ($30,000,000). In addition to the foregoing limitations, Borrowers shall not make any additional investment in any Foreign Subsidiary or in “Canadian Joint Venture” (as defined below) unless average Availability for the most recently ended thirty (30) day period, computed on a proforma basis treating the investment in question and any other investment in Canadian Joint Venture or any Subsidiary that is not a Borrower made within such thirty (30) day period as having been made on the first day of such thirty (30) day period, equals or exceeds $3,000,000; and
b.Make or have or permit any Subsidiary of any Borrower to make or have an investment in Bayou Perma‑Pipe Canada, Ltd. (“Canadian Joint Venture”) unless each of the following “Canadian Acquisition Conditions” have been satisfied. As used herein, the Canadian Acquisition Conditions shall mean (i) the amount of the investment in Canadian Joint Venture does not exceed $6,000,000; (ii) the proceeds of the investment in Canadian Joint Venture are used by Canadian Joint Venture to purchase the assets of Garneau, Inc.; (iii) Borrowers shall have delivered to Agent, in substantially final form, copies of the applicable asset purchase or comparable agreement and joint venture agreement, the form and contents of which shall be reasonably acceptable to Agent; (iv) MFRI, between the dates of September 1, 2009 and October 31, 2009, shall have received cash proceeds representing repayments of intercompany loans from New UAE Foreign Subsidiary of at least $4,000,000; (v) Availability, after giving effect to such investment, equals or exceeds $2,500,000; and (vi) Borrowers shall have complied with subsection 8.1.7 of the Loan Agreement (as modified by Section 3 of the Sixth Amendment) with respect to the Securities of Canadian Joint Venture). Upon the satisfaction of the Canadian Joint Venture Conditions, Agent and Lenders shall also have been deemed to have consented to MFRI executing a limited guarantee (for an amount not to exceed $3,000,000) in connection with a mortgage loan to Canadian Joint Venture, the proceeds of which shall be used by Canadian Joint Venture for working capital purposes, so long as Agent shall have received substantially final copies of such limited guaranty and the underlying documents and the form and substance of such limited guaranty and underlying documents are acceptable to Agent. MFRI's obligations under such limited guaranty shall not be secured by a Lien on any asset of MFRI or its domestic Subsidiaries.
2.8.13Subsidiaries and Joint Ventures. Create, acquire or otherwise suffer to exist, or permit any Subsidiary of any Borrower to create, acquire or otherwise suffer to exist, any Subsidiary or joint venture arrangement not in existence as of the date hereof.
2.8.14Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers' Subsidiaries.
2.8.15Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its or any of its Subsidiaries' charter, articles or certificate of incorporation, certificate of formation, limited partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.
2.8.16Fiscal Year End. Change, or permit any Subsidiary of any Borrower to change, its fiscal year end.
2.8.17Negative Pledges. Enter into any agreement limiting the ability of any Borrower or any of its Subsidiaries to voluntarily create Liens upon any of its Property.
2.8.18Leases. Become, or permit any of its Subsidiaries to become, a lessee under any operating lease (other than a lease under which any Borrower or any of its Subsidiaries is lessor) of Property if the aggregate Rentals payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which Borrowers or any of their Subsidiaries is then lessee would exceed Two Million Two Hundred Thousand Dollars ($2,200,000). The term “Rentals” means, as of the date of determination, all payments which the lessee is required to make by the terms of any lease.

8.3Specific Financial Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding, Borrowers covenant that, unless otherwise consented to by Majority Lenders, in writing, they shall comply with all of the financial covenants set forth in Exhibit 8.3 hereto. If at any time MFRI shall, in its reasonable judgment and after consulting with its independent certified accountants, determine that a change in GAAP shall have occurred after the Closing Date and that such change will have a Material Adverse Effect on the ability of Borrowers to comply with any one or more of the financial covenants in this Agreement, Agent will, upon the written request of MFRI, negotiate in good faith with Borrowers, to attempt to reach agreement within a reasonable period of time as to the terms of one or more mutually agreeable amendments, in accordance with Section 11.10, with respect to such financial covenants (or the definitions utilized therein) such that the Material Adverse Effect of such change in GAAP on the ability of Borrowers to comply with such financial covenants is fairly and equitably adjustment for, taking into account the nature of such change and the original purpose of such financial covenants (or the definitions utilized therein). Each written request by MFRI pursuant to the second sentence of this Section 8.3 shall be accompanied by (i) a statement from the independent certified public accountants of MFRI describing the applicable change in GAAP and demonstrating, on a pro forma basis and in reasonable detail, the effect that such change would have in respect of the computations or statements, as the case may be, required by the applicable covenants herein if such change had been effective throughout the financial year of MFRI then most recently ended and (ii) a statement of one or more specific amendment provisions then proposed by MFRI in connection with such change in GAAP. Unless and until such mutually agreeable amendments shall have become effective in accordance with Section 11.10, such financial covenants (and the definitions used therein) shall remain unchanged and in full force and effect.

SECTION 9. CONDITIONS PRECEDENT

Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to or issue or procure any Letter of Credit or LC Guaranty unless and until each of the following conditions has been and continues to be satisfied:
9.1Documentation. Agent shall have received, in form and substance satisfactory to Agent and its counsel, a duly executed copy of this Agreement and the other Loan Documents, together with such additional documents, instruments, opinions and certificates as Agent and its counsel shall require in connection therewith from time to time, all in form and substance satisfactory to Agent and its counsel.
9.2No Default. No Default or Event of Default shall exist.
9.3Other Conditions. Each of the conditions precedent set forth in the Loan Documents shall have been satisfied.

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

10.1Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:
10.1.1Payment of Obligations. Borrowers shall fail to pay any of the Obligations hereunder or under any Note on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise).
10.1.2Misrepresentations. Any representation, warranty or other statement made or furnished to Agent or any Lender by or on behalf of any Borrower, any Subsidiary of any Borrower or any Guarantor in this Agreement, any of the other Loan Documents or any instrument, certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made, furnished or reaffirmed pursuant to Section 7.2 hereof.
10.1.3Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.2, 5.3, 6.1.2, 6.2.4, 6.2.5, 8.1.1, 8.1.2, 8.1.4, 8.1.8, 8.2 or 8.3 hereof on the date that any Borrower is required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in Section 6.1.1, 8.1.3 or 8.1.7 hereof within 5 days following the date on which such Borrower is required to perform, keep or observe such covenant.
10.1.4Breach of Other Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is dealt with specifically elsewhere in

Section 10.1 hereof) and the breach of such other covenant is not cured to Agent's satisfaction within 30 days after the sooner to occur of such Borrower's receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any officer of any Borrower.
10.1.5Default Under Security Documents or Other Agreements. Any event of default shall occur under, or any Borrower, any of its Subsidiaries or any other Guarantor shall default in the performance or observance of any term, covenant, condition or agreement contained in, any of the Security Documents or the Other Agreements and such default shall continue beyond any applicable grace period.
10.1.6Other Defaults. There shall occur any default or event of default on the part of any Borrower, any Subsidiary of any Borrower or any other Guarantor under any agreement, document or instrument to which any Borrower, such Subsidiary of any Borrower or such Guarantor is a party or by which any Borrower, such Subsidiary of any Borrower or such Guarantor or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of One Million Dollars ($1,000,000), if the payment or maturity of such Indebtedness is or could be accelerated in consequence of such event of default or demand for payment of such Indebtedness is made or could be made in accordance with the terms thereof.
10.1.7Uninsured Losses. Any material loss, theft, damage or destruction of any portion of the Collateral having a fair market value of One Hundred Thousand ($100,000), in the aggregate, if not fully covered (subject to such deductibles and self-insurance retentions as Agent shall have permitted) by insurance.
10.1.8Insolvency and Related Proceedings. Any Borrower, any Subsidiary of any Borrower or any other Guarantor shall cease to be Solvent or shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Borrower, any Subsidiary of any Borrower or any other Guarantor under U.S. federal bankruptcy laws (if against Borrower, any Subsidiary of any Borrower or any other Guarantor the continuation of such proceeding for more than 60 days), or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall make any offer of settlement, extension or composition to their respective unsecured creditors generally.
10.1.9Business Disruption; Condemnation. There shall occur a cessation of a substantial part of the business of any Borrower, any Subsidiary of any Borrower or any other Guarantor which could reasonably be expected to have a Material Adverse Effect, or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall suffer the loss or revocation of any material license or permit now held or hereafter acquired by such Borrower, any Subsidiary of any Borrower or any other Guarantor which is necessary to the continued or lawful operation of its business; or any Borrower, any Subsidiary of any Borrower or any other Guarantor shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material lease or agreement pursuant to which any Borrower, any Subsidiary of any Borrower or any other Guarantor leases, uses or occupies any Property shall be canceled or terminated prior to the expiration of its stated term, except any such lease or agreement the cancellation or termination of which could not reasonably be expected to have a Material Adverse Effect; or any material portion of the Collateral shall be taken through condemnation or the value of such Property shall be impaired through condemnation.
10.1.10Change of Ownership. (a) A Change of Control shall have occurred or (b) MFRI shall cease to own and control, beneficially and of record (directly or indirectly), one hundred percent (100%) of the issued and outstanding Securities and Voting Stock of each other Borrower and each of their other Subsidiaries.
10.1.11ERISA. A Reportable Event shall occur which, in Agent's determination, constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or for the appointment by the appropriate United States district court of a trustee for any Plan, or any Plan shall be terminated or any such trustee shall be requested or appointed, or if any Borrower, any Subsidiary of any Borrower or any other Guarantor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from any such Borrower's, such Subsidiary's or such Guarantor's complete or partial withdrawal from such Plan and any such event could reasonably be expected to have a Material Adverse Effect.
10.1.12Challenge to Agreement. Any Borrower, any Subsidiary of any Borrower or any other Guarantor, or any Affiliate of any of them, shall challenge or contest in any action, suit or proceeding the validity or enforceability of this Agreement or any of the other Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent.
10.1.13Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement signed by such Guarantor, or shall repudiate such Guarantor's liability thereunder or shall be in default under the terms thereof.

10.1.14Criminal Forfeiture. Any Borrower, any Subsidiary of any Borrower or any other Guarantor shall be criminally indicted or convicted under any law that could lead to a forfeiture of any Property of any Borrower, any Subsidiary of any Borrower or any other Guarantor.
10.1.15Judgments. Any money judgments, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against any Borrower, any Subsidiary of any Borrower or any other Guarantor, or any of their respective Property (i) in the case of money judgments, in an amount of One Hundred Thousand Dollars ($100,000) or more for any single judgment, attachment or process or Three Hundred Thousand Dollars ($300,000) or more for all such judgments, attachments or processes in the aggregate, in each case in excess of any applicable insurance with respect to which the insurer has admitted liability, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) could reasonably be expected to have a Material Adverse Effect, in each case which Judgment is not stayed, released or discharged within 30 days.
10.1.16Material Adverse Effect. Any event occurs which would reasonably be expected to have a Material Adverse Effect.

10.2Acceleration of the Obligations.
Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent, the full amount of such Obligations, provided, that upon the occurrence of an Event of Default specified in subsection 10.1.8 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.
10.3Other Remedies.
Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:
10.3.1All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.
10.3.2The right to take immediate possession of the Collateral, and to (i) require each Borrower and each of its Subsidiaries to assemble the Collateral, at Borrowers' expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of a Borrower or any Subsidiary of a Borrower, such Borrower agrees not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).
10.3.3The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent's option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Each Borrower agrees that 10 days' written notice to Borrowers or any of their Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower's or any of their Subsidiaries' premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Lenders, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two (2) Business Days for collection, first to the costs, expenses and attorneys' fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral, second to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower and each Guarantor shall remain jointly and severally liable to Agent and Lenders therefor.
10.3.4Agent is hereby granted a license or other right to use, without charge, each Borrower's and each of its Subsidiary's labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any Property of a similar nature, as it pertains to the Collateral, in completing, advertising for sale and selling any Collateral and each Borrower's and each of its Subsidiary's rights under all licenses and all franchise agreements shall inure to Agent's benefit.
10.3.5Agent may, at its option, require Borrowers to deposit with Agent funds equal to the LC Amount and, if Borrowers fail to promptly make such deposit, Agent may advance such amount as a Revolving Credit Loan (whether or not an Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Portion. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on such LC Guaranties and future drawings against such Letters of Credit. At such time as all LC Guaranties have been paid or terminated and all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.

10.4Set Off and Sharing of Payments.
In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrowers or its Subsidiaries), and (ii) other property at any time held or owing by such Lender to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender's pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Borrowers agree, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.
10.5Remedies Cumulative; No Waiver.
All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and any Borrower or between Agent and any Borrower heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Agent and directed to Borrowers.
SECTION 11. AGENT
11.1Authorization and Action.
Each Lender hereby appoints and authorizes Agent to take such action on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Each Lender hereby acknowledges that Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Borrower. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided, that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.
11.2Agent's Reliance, Etc.
Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender's portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent's customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrower, to inspect the property (including the books and records) of any Borrower, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or telex) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from any Borrower or Borrowers' independent certified public accounts stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. In the event any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.
11.3Bank of America and Affiliates.
With respect to its commitment hereunder to make Loans, Bank of America shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include Bank of America in its individual capacity as a Lender. Bank of America and its Affiliates may lend money to, and generally engage in any kind of business with, Borrowers, and any Person who may do business with or own Securities of any Borrower all as if Bank of America were not Agent and without any duty to account therefor to any other Lender.
11.4Lender Credit Decision.
Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.
11.5Indemnification.
Lenders agree to indemnify Agent (to the extent not reimbursed by any Borrower), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys' fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including any Borrower, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.
11.6Rights and Remedies to be Exercised by Agent Only.
Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.
11.7Agency Provisions Relating to Collateral.
Each Lender authorizes and ratifies Agent's entry into this Agreement and the Security Documents for the benefit of Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent's Liens upon the Collateral, for its benefit and the ratable benefit of Lenders. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with subsection 8.2.9 hereof (and Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which any Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuation of an Event of Default or (v) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing

Agent's authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent's own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.
11.8Agent's Right to Purchase Commitments.
Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender's sole discretion, to purchase for Agent's own account all of such Lender's interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including without limitation all accrued and unpaid interest and fees.
11.9Right of Sale, Assignment, Participations.
Borrowers hereby consent to any Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, such Lender's rights, title, interests, remedies, powers, and duties hereunder or thereunder subject to the terms and conditions set forth below:
11.9.1Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000, (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent and, in the absence of a Default or Event of Default, MFRI, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not an original signatory to this Agreement, (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys' fees and expenses incurred by Agent in connection with any such sale or assignment and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.
11.9.2Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”), provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans; provided, that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, MFRI, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.
11.9.3Certain Agreements of Borrowers. Borrowers agree that (i) each of them will use its best efforts to assist and cooperate with each Lender in any manner reasonably requested by such Lender to effect the sale of participation in or assignments of any of the Loan Documents or any portion thereof or interest therein, including, without limitation, assisting in the preparation of appropriate disclosure documents and making members of management available at reasonable times to meet with and answer questions of potential assignees and Participants; and (ii) subject to the provisions of Section 12.14 hereof, such Lender may disclose credit information regarding Borrowers to any potential Participant or assignee.
11.9.4Non U.S. Resident Transferees. If, pursuant to this Section 11.9, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and MFRI either United States Internal Revenue Service Form W‑8BEN or United States Internal Revenue Service Form W‑8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and MFRI a new Form W‑8BEN or Form W‑8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

11.10Amendment.
No amendment or waiver of any provision of this Agreement or any other Loan Document (including without limitation any Note), nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, do any of the following: (1) increase or decrease the aggregate Loan Commitments, or any Lender's Revolving Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Bank of America in its capacity as Agent, which may be reduced by Bank of America unilaterally, (3) increase or decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Bank of America in its capacity as Agent, which may be postponed by Bank of America unilaterally, (5) increase any advance percentage contained in the definition of the term Borrowing Base, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of Borrowers hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term “Majority Lenders”, (10) amend this Section 11.10 or (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof; or (ii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document.
11.11Resignation of Agent; Appointment of Successor.
Agent may resign as Agent by giving not less than thirty (30) days' prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement, then, (i) subject to the consent of MFRI (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent's notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent who shall serve as Agent until such time as Majority Lenders appoint a successor agent, subject to MFRI's consent as set forth above. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term “Agent” shall mean such successor effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.
11.12Audit and Examination Reports; Disclaimer by Lenders.
By signing this Agreement, each Lender:
a.is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Agent;
b.expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;
c.expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers' books and records, as well as on representations of Borrowers' personnel;
d.agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.14; and
e.without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorney's fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 12. MISCELLANEOUS
12.1Power of Attorney.
Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as each such Borrower's true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.1, and Agent, or Agent's agent, may, without notice to any Borrower and in any Borrower's or Agent's name, but at the cost and expense of Borrowers:
12.1.1At such time or times as Agent or said agent, in its sole discretion, may determine, endorse any Borrower's name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent's control.
12.1.2At such time or times upon or after the occurrence and during the continuance of an Event of Default (provided that the occurrence of an Event of Default shall not be required with respect to clauses (iv), (vi), (viii) and (ix) below), as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower's rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent's option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower's name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower's stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent's determination, to fulfill any Borrower's obligations under this Agreement.

The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.
12.2Indemnity.
Each Borrower hereby agrees to indemnify Agent and each Lender (and each of their Affiliates) and hold Agent and each Lender (and each of their Affiliates) harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by any such Person (including reasonable attorneys fees and legal expenses) as the result of any Borrower's failure to observe, perform or discharge any Borrower's duties hereunder. In addition, Borrowers shall defend Agent and each Lender (and each of their Affiliates) against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of any such Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against Agent or any Lender (and each of their Affiliates) by any Person under any Environmental Laws by reason of any Borrower's or any other Person's failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding any contrary provision in this Agreement, the obligation of any Borrower under this Section 12.2 shall survive the payment in full of the Obligations and the termination of this Agreement.
12.3Sale of Interest.
No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including, without limitation, any Borrower's rights, title, interests, remedies, powers, and duties hereunder or thereunder.
12.4Severability.
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.5Successors and Assigns.
This Agreement, the Other Agreements and the Security Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 11.9 hereof.
12.6Cumulative Effect; Conflict of Terms.
The provisions of the Other Agreements and the Security Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
12.7Execution in Counterparts.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
12.8Notice.
Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three (3) Business Days after deposit in the mail, postage prepaid, one (1) Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent, with receipt confirmed, addressed as follows:

If to Agent:	Bank of America, N.A. 20975 Swenson Drive, Suite 200 Waukesha, Wisconsin 53186 Attention: Loan Administration Manager Facsimile No.: (262) 207-3347
With a copy to:	Vedder Price P.C. 222 North LaSalle Street Suite 2600 Chicago, Illinois 60601 Attention: John T. McEnroe Facsimile No.: (312) 609-5005
If to Borrowers	c/o MFRI, Inc. 7720 North Lehigh Avenue Niles, Illinois 60714 Attention: David Unger Facsimile No.: (847) 929-1310
With a copy to:	DLA Piper US LLP 203 N. LaSalle Street Suite 1800 Chicago, Illinois 60601 Attention: Hal M. Brown Facsimile No.: (312) 236-7516

or to such other address as each party may designate for itself by notice given in accordance with this Section 12.8; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent or such Lender.
12.9Consent.
Whenever Agent's, Majority Lenders' or all Lenders' consent is required to be obtained under this Agreement, any of the Other Agreements or any of the Security Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in their sole and absolute discretion and to condition its consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.
12.10Credit Inquiries.
Borrowers hereby authorize and permit Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Subsidiaries.
12.11Time of Essence.
Time is of the essence of this Agreement, the Other Agreements and the Security Documents.
12.12Entire Agreement.
This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.
12.13Interpretation.
No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

12.14Confidentiality.
Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent's and such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.14.
12.15GOVERNING LAW; CONSENT TO FORUM.
THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN CHICAGO, ILLINOIS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN ILLINOIS, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT'S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT'S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF ILLINOIS. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE CIRCUIT COURT OF COOK COUNTY, ILLINOIS, OR, AT AGENT'S OPTION, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, EASTERN DIVISION, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN ANY BORROWER ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.
12.16WAIVERS BY BORROWERS.
EACH BORROWER WAIVES (i) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVE) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL; (ii) PRESENTMENT, DEMAND AND PROTEST AND NOTICE OF PRESENTMENT, PROTEST, DEFAULT, NON PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY OR ALL COMMERCIAL PAPER, ACCOUNTS, CONTRACT RIGHTS, DOCUMENTS, INSTRUMENTS , CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY AGENT OR ANY LENDER ON WHICH SUCH BORROWER MAY IN ANY WAY BE

LIABLE AND HEREBY RATIFIES AND CONFIRMS WHATEVER AGENT OR ANY LENDER MAY DO IN THIS REGARD; (iii) NOTICE PRIOR TO AGENT'S TAKING POSSESSION OR CONTROL OF THE COLLATERAL OR ANY BOND OR SECURITY WHICH MIGHT BE REQUIRED BY ANY COURT PRIOR TO ALLOWING AGENT TO EXERCISE ANY OF AGENT'S REMEDIES; (iv) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (v) NOTICE OF ACCEPTANCE HEREOF AND (vi) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT'S AND EACH LENDER'S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
12.17Advertisement.
Each Borrower hereby authorizes Agent to publish the name of any Borrower and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.
12.18Reimbursement.
The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 12.18 is intended only to define the relative rights of Borrowers, and nothing set forth in Section 12.18 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof.
12.19Effect of Amendment and Restatement.
a.This Agreement is an amendment and restatement of the terms and provisions of the 2006 Loan Agreement. The indebtedness of the Borrowers outstanding under the 2006 Loan Agreement and the Notes outstanding thereunder immediately prior to the effectiveness hereof (“Restatement Effective Time”) is called the “Existing Indebtedness.” Neither the execution and delivery of this Agreement by Borrowers, Agent or any Lender, nor any of the terms or provisions contained herein, shall be construed (i other than as specifically contemplated herein, to be a payment on or with respect to the Existing Indebtedness or any accrued interest thereon or (ii) to release, terminate or otherwise adversely affect all or any part of any lien, claim or right or security interest heretofore granted to or retained by Agent with respect to any Collateral. Without limiting the foregoing, Borrowers and each of their Subsidiaries hereby ratifies and confirms each Loan Document to which such Person is a party and the grant of a security interest pursuant to, and all other terms and provisions of, the Security Documents.
b.Notwithstanding any provision of this Agreement to the contrary, all LIBOR Portions (as defined in the Original Loan Agreement) which are outstanding at the Restatement Effective Time (each an “Existing LIBOR Borrowing”) shall continue to be maintained by Lenders until the last day of the current Interest Period therefor (except to the extent prepaid or converted by Borrowers prior to such date).

(Signature Page Follows)

(Signature Page to Second Amended and Restated
Loan and Security Agreement)

IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

MFRI, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
MIDWESCO FILTER RESOURCES, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA‑PIPE, INC. By:/s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
THERMAL CARE, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
TDC FILTER MANUFACTURING, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
MIDWESCO MECHANICAL AND ENERGY, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA-PIPE INTERNATIONAL COMPANY, LLC By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA‑PIPE CANADA, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
BANK OF AMERICA, N.A., as Agent and as a Lender By: /s/ Brian Conole Name: Brian Conole Title: Senior Vice President
Revolving Loan Commitment: up to $38,000,000 Principal Amount of the Term Loan as of the Closing Date: $964,285.66

APPENDIX A
GENERAL DEFINITIONS
When used in the Second Amended and Restated Loan and Security Agreement dated as of April 30, 2012, by and among Bank of America, N.A., individually and as Agent, the other financial institutions which are or become parties thereto and MFRI, INC., MIDWESCO FILTER RESOURCES, INC., PERMA‑PIPE, INC., THERMAL CARE, INC., TDC FILTER MANUFACTURING, INC., MIDWESCO MECHANICAL AND ENERGY, INC., PERMA-PIPE INTERNATIONAL COMPANY, LLC and PERMA‑PIPE CANADA, INC., (a) the terms Account, Certificated Security, Chattel Paper, Commercial Tort Claims, Deposit Account, Document, Electronic Chattel Paper, Equipment, Financial Asset, Fixture, General Intangibles, Goods, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Security, Security Entitlement, Software, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which any Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in said Loan and Security Agreement; and (d) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):
2006 Loan Agreement - as defined in the first WHEREAS clause of this Agreement.
2010 Equipment Loan and Lease Agreement - as defined in clause (z) of the definition of Permitted Purchase Money Indebtedness.
Account Debtor - any Person who is or may become obligated under or on account of any Account, Contract Right, Chattel Paper or General Intangible.
Affiliate - a Person (other than a Subsidiary): (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a Person; (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of a Person; or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by a Person or a Subsidiary of a Person.
Agent - Bank of America, N.A. in its capacity as agent for the Lenders under the Agreement and any successor in that capacity appointed pursuant to subsection 11.11 of the Agreement.
Agent Loans - as defined in subsection 1.1.4 of the Agreement.
Aggregate Percentage - with respect to each Lender, the percentage equal to the quotient of (i) such Lender's Loan Commitment divided by (ii) the aggregate of all Loan Commitments.
Agreement - the Second Amended and Restated Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.

APPENDIX1

Applicable Margin - from April 1, 2010 to, but not including, the first Adjustment Date (as hereinafter defined) the percentages set forth below with respect to the Base Rate Revolving Portion, the Base Rate Equipment Portion, the Base Rate Term Portion, the LIBOR Equipment Portions, the LIBOR Revolving Portions, the LIBOR Term Portions and the Unused Line Fee:

Base Rate Revolving Portion	0.5%
Base Rate Term Portion	0.75%
LC Fees	2.5%
LIBOR Revolving Portions	2.5%
LIBOR Term Portions	2.75%
Unused Line Fee	0.375%

The percentages set forth above with respect to the Base Rate Equipment Portion, Base Rate Revolving Portion, Base Rate Term Portion, LIBOR Revolving Portions, LIBOR Equipment Portions, LIBOR Term Portions and Unused Line Fee will be adjusted on the first day of the month following delivery by Borrowers to Agent of the financial statements required to be delivered pursuant to subsection 8.1.3(ii) of the Agreement for each April 30, July 31, October 31 and January 31 during the Term, commencing with the month ending July 31, 2010 (each such date an “Adjustment Date”), effective prospectively, by reference to the applicable “Financial Measurement” (as defined below) for the four quarters most recently ending in accordance with the following table.

	Financial Measurement	Base Rate Revolving Portion	Base Rate Term Portion	LC Fees	LIBOR Revolving Portions	LIBOR Term Portions	Unused Line Fee

Level I	< 1.20 to 1	0.75%	1%	2.75%	2.75%	3%	0.375%
Level II	> 1.20 to 1, but < 1.40 to 1	0.5%	0.75%	2.5%	2.5%	2.75%	0.375%
Level III	> 1.40 to 1	0.5%	0.5%	2.25%	2.25%	2.5%	0.375%

provided that, (i) if MFRI's audited financial statements for any fiscal year delivered pursuant to subsection 8.1.3(i) of the Agreement reflect a Financial Measurement that yields a higher Applicable Margin than that yielded by the monthly financial statements previously delivered pursuant to subsection 8.1.3(ii) of the Agreement for the last month of such fiscal year, the Applicable Margin shall be readjusted retroactively for the period that was incorrectly calculated and (ii) if Borrowers fail to deliver the financial statements required to be delivered pursuant to subsection 8.1.3(i) or subsection 8.1.3(ii) of the Agreement on or before the due date thereof, including any applicable grace period, the interest rate shall automatically adjust to the highest interest rate set forth above, effective prospectively from such due date until the next Adjustment Date. For purposes hereof, “Financial Measurement” shall mean the Fixed Charge Coverage Ratio (as such term is defined in Exhibit 8.3 to the Agreement).
Assignment and Acceptance Agreement - an assignment and acceptance agreement in form and content reasonably acceptable to Agent pursuant to which a Lender assigns to another Lender all or any portion of any of such Lender's Revolving Loan Commitment, as permitted pursuant to the terms of this Agreement.
Availability - the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower pursuant to any of the Loan Documents and which have not been reimbursed by any Borrower), the LC Amount and any reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0.
Bank - Bank of America, N.A.

APPENDIX2

Base Rate - the rate of interest announced or quoted by Bank from time to time as its prime rate for commercial loans, whether or not such rate is the lowest rate charged by Bank to its most preferred borrowers; and, if such prime rate for commercial loans is discontinued by Bank as a standard, a comparable reference rate designated by Bank as a substitute therefor shall be the Base Rate.
Base Rate Portion - the Base Rate Term Portion and/or the Base Rate Revolving Portion.
Base Rate Revolving Portion - that portion of the Revolving Credit Loans that is not subject to a LIBOR Option.
Base Rate Term Portion - that portion of the Term Loan that is not subject to a LIBOR Option.
Borrowing Base - as at any date of determination thereof, an amount equal to the lesser of:
(i)    the Revolving Credit Maximum Amount minus the unpaid principal balance of the Term Loan; or
(ii)    an amount equal to:
(x)    the sum of:
(a)    eighty five percent (85%) of the net amount of Eligible Accounts (other than Eligible Accounts arising from Short Term Projects) outstanding at such date; plus
(b)    the lesser of Seven Million Dollars ($7,000,000) or eighty five percent (85%) of the net amount of Eligible Accounts arising from Short Term Projects outstanding at such date; plus
(c)    the least of (1) Sixteen Million Dollars ($16,000,000), (2) fifty five percent (55%) of the value of Eligible Inventory at such date or (3) eighty five percent (85%) of the NOLV Percentage of the value of Eligible Inventory as of such date.
The limitations set forth in the immediately preceding sentence and each of the advance rates set forth above may be adjusted downward by Agent, as Agent shall deem necessary or appropriate in its reasonable credit judgment. For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the amount of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.
Borrowing Base Certificate - a certificate by a responsible officer of MFRI, substantially in the form of Exhibit 8.1.4 (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be satisfactory to Agent. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by MFRI and certified to Agent; provided, that Agent shall have the right to review and adjust, in the exercise of its sole judgment, any such calculation after giving notice thereof to MFRI, (1) to reflect its reasonable estimate of declines in value of any of the Collateral described therein, and (2) to the extent that Agent determines that such calculation is not in accordance with this Agreement.
Business Day - any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Wisconsin or the State of Illinois or is a day on which banking institutions located in either of such states are closed.
Capital Expenditures - expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including

APPENDIX3

the total principal portion of Capitalized Lease Obligations.
Capitalized Lease Obligation - any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Change of Control ‑ means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than thirty percent (30%) of the total voting power of the Voting Stock of MFRI (or its successor by merger, consolidated or purchase of all or substantially all of its assets); and the Permitted Holders “beneficially own” (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of MFRI (or its successor by merger, consolidated or purchase of all or substantially all of its assets) than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority; of the board of directors of MFRI or such successor; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of MFRI (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of MFRI was approved by a vote of at least a majority of the directors of MFRI then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or is a designee of the Permitted Holders or was nominated or elected by such Permitted Holders or any of their designees) cease for any reason to constitute a majority of the Board of Directors of MFRI then in office; or (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of MFRI and the other Borrowers taken as a whole; or (iv) the adoption by the stockholders of MFRI of a plan for the liquidation or dissolution of MFRI.
Closing Date - the date on which all of the conditions precedent in Section 9 of the Agreement are satisfied or waived.
Collateral - all of the Property and interests in Property described in Section 5 of the Agreement, and all other Property and interests in Property that now or hereafter secure the payment and performance of any of the Obligations.
Compliance Certificate - as defined in subsection 8.1.3 of the Agreement.
Computer Hardware and Software - all of any Borrower's rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all Software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, Software and firmware described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.
Computer Sale and Leaseback - a sale and leaseback transaction pursuant to which Borrowers shall sell and lease back certain of their computer Equipment; provided that the terms and conditions of such sale and leaseback transaction, including without limitation, the computer Equipment subject thereto and rental rates thereon, are acceptable to Agent in its discretion.
Consolidated - the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.
Contract Right - any right of any Borrower to payment under a contract for the sale or lease of goods or the

APPENDIX4

rendering of services, which right is at the time not yet earned by performance.
Current Assets - at any date means the amount at which all of the current assets of a Person would be properly classified as current assets shown on a balance sheet at such date in accordance with GAAP.
Default - an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.
Default Rate - as defined in subsection 2.1.2 of the Agreement.
Derivative Obligations - every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreement), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices.
Distribution - in respect of any Person means and includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption or acquisition of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.
Dominion Account - a special bank account or accounts of Agent established by Borrowers or any one of them pursuant to subsection 6.2.4 of the Agreement at banks selected by MFRI, but acceptable to Agent in its sole discretion, and over which Agent shall have sole and exclusive access and control for withdrawal purposes.
Eligible Account - an Account arising in the ordinary course of the business of any Borrower (other than Mechanical) from the sale of goods or rendition of services which Agent, in its sole judgment, exercised in a commercially reasonable manner, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:
(i)it arises out of a sale made or services rendered by a Borrower to a Subsidiary of any Borrower or an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower; or
(ii)it remains unpaid more than 90 days after the original invoice date shown on the invoice; or
(iii)the total unpaid Accounts of the Account Debtor exceed 20% of the net amount of all Eligible Accounts, but only to the extent of such excess; or
(iv)any covenant, representation or warranty contained in the Agreement with respect to such Account has been breached; or
(v)the Account Debtor is also a creditor or supplier of a Borrower or any Subsidiary of any Borrower, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to any Borrower or any Subsidiary of any Borrower, or the Account otherwise is or may become subject to right of setoff by the Account Debtor, provided, that any such Account shall be eligible to the extent such amount thereof exceeds such contract, dispute, claim, setoff or similar right; or
(vi)the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or
(vii)it arises from a sale made or services rendered to an Account Debtor outside the United States, unless the sale is either (1) to an Account Debtor located in Ontario or any other province of Canada in which the Personal Property Security Act has been adopted in substantially the same form as currently in effect in Ontario, (2) on letter of credit, foreign credit insurance (assigned to Agent), guaranty or acceptance terms, in each case acceptable to Agent in its sole judgment, exercised in a commercially reasonable manner or (3) the Account Debtor is Tamba B.V., a subsidiary of Royal Dutch Shell plc provided that the amount of Accounts deemed Eligible Accounts pursuant to this clause (3) shall not exceed $4,000,000; or
(viii)(1) it arises from a sale to the Account Debtor on a guaranteed sale, sale-or-return, sale-on-approval, consignment, or any other repurchase or return basis; (2) it is subject to a reserve established by any Borrower for

APPENDIX5

potential returns or refunds, to the extent of such reserve; or (3) it arises from a sale to the Account Debtor on a bill and hold basis unless (x) such Account Debtor has requested in writing that such sale be on a bill and hold basis, which writing shall contain an acknowledgment by such Account Debtor that it is obligated to pay for the subject Inventory, (y) such Inventory is delivered to the Account Debtor not later than 30 days after the original invoice date and (z) the aggregate of all such Accounts arising from bill and hold sales by all Borrowers, at any point in time, does not exceed One Million Five Hundred Thousand Dollars ($1,500,000); or
(ix)the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Account to Agent, in a manner satisfactory to Agent, in its sole judgment, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended); or
(x)it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
(xi)the goods giving rise to such Account have not been delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the Account Debtor or the Account otherwise does not represent a final sale; or
(xii)the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or
(xiii)any Borrower or a Subsidiary of any Borrower has made any agreement with the Account Debtor for any extension, compromise, settlement or modification of the Account or deduction therefrom, except for discounts or allowances which are made in the ordinary course of business for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account; or
(xiv)25% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder or with respect to Accounts arising from Short Term Projects, 25% or more of the Accounts owing from the Account Debtor remain unpaid 60 days after the original invoice date shown on the invoice; or
(xv)any Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; or
(xvi)it represents service charges, late fees or similar charges; or
(xvii)it is an Account of Perma Pipe that is subject to a performance bond or represents retention billings; or
(xviii)Accounts which represent retention payments; or
(xix)it is not otherwise acceptable to Agent in its sole judgment, exercised in a commercially reasonable manner.
Eligible Inventory - Inventory of any Borrower (other than work‑in‑process, packaging materials and supplies, tooling, samples and literature and Inventory of Mechanical) which Agent, in its sole judgment, exercised in a commercially reasonable manner, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:
i.it is not raw materials or finished goods which meet the specifications of the purchase order or contract for such Inventory, if any; or
ii.it is not in good, new and saleable condition; or
iii.it is slow-moving, obsolete or unmerchantable; or
iv.it does not meet all standards imposed by any governmental agency or authority; or
v.it does not conform in all respects to any covenants, warranties and representations set forth in the Agreement; or
vi.it is not at all times subject to Agent's duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
vii.it is not situated at a location in compliance with the Agreement, provided that Inventory situated at a location not owned by a Borrower will be Eligible Inventory only if Agent has received a satisfactory landlord's agreement or bailee letter, as applicable, with respect to such location; or
viii.it is in transit; or
ix.it is not otherwise acceptable to Agent in its sole judgment, exercised in a commercially reasonable manner.

APPENDIX6

Environmental Laws - all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.
ERISA - the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
Event of Default - as defined in Section 10.1 of the Agreement.
Existing Mortgage Indebtedness - (i) Money Borrowed owed by Borrowers in the aggregate principal amount of approximately $360,000 for existing mortgages on properties of Borrowers in Niles, Illinois; Winchester, Virginia; Lebanon, Tennessee and Cicero, Illinois and Borrowers' foreign Subsidiaries in Assens, Denmark and Nakskov, Denmark, (ii) Money Borrowed owed by Borrowers in the aggregate principal amount of $3,543,094 (as of the Closing Date) in connection with the existing mortgage financing at MFRI's headquarters located at 7720 North Lehigh Avenue, Niles, Illinois 60714, (iii) Money Borrowed owed by Borrowers in the aggregate principal amount of $5,075,421 (as of the Closing Date) in connection with the existing mortgage financing at TDC's property located at 2 Territorial Court, Bolingbrook, Illinois and (iv) any refinancings thereof so long as the terms and conditions of any such refinancings are acceptable to Agent in the reasonable exercise of its discretion, the Liens securing such refinancing are limited to the fixed properties identified above and with respect to the refinancing of the Money Borrowed referred to in clause (i) above, the aggregate principal amount of such refinanced Money Borrowed does not exceed $6,000,000.
Fee Letter - as defined in Section 2.3 of the Agreement.
Final Billings Accounts - Accounts owed to Perma‑Pipe if arising out of projects for which ninety‑five percent (95%) or more of billings to be made on such project have occurred.
Foreign Subsidiary - a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in a material tax liability to a Borrower.
GAAP - generally accepted accounting principles in the United States of America in effect from time to time.
Indebtedness - as applied to a Person means, without duplication:
x.all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined, including, without limitation, Capitalized Lease Obligations;
xi.all obligations of other Persons which such Person has guaranteed;
xii.all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person;
xiii.Derivative Obligations; and
xiv.in the case of Borrowers (without duplication), the Obligations.

Intellectual Property - means: all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
Intercreditor Agreement - that certain Intercreditor Agreement of even date hereof by and between Agent and the holders of the Term Notes, as the same may be amended or modified from time to time.

APPENDIX7

Interest Period - as applicable to any LIBOR Portion, a period commencing on the date such LIBOR Portion is advanced, continued or converted, and ending on the date which is one (1) month, two (2) months, three (3) months, or six (6) months later, as may then be requested by MFRI, on its own behalf and on behalf of all other Borrowers; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent's custom in the market to which such LIBOR Portion relates; (ii) there remains a minimum of one (1) month, two (2) months, three (3) months or six (6) months (depending upon which Interest Period MFRI selects) in the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date.
IRB Indebtedness - shall mean all Indebtedness outstanding with respect to (i) those certain Industrial Revenue Bonds Series 1995 (Perma‑Pipe) issued by the Industrial Board of Wilson County, Tennessee in the initial amount of Three Million One Hundred Fifty Thousand Dollars ($3,150,000) (ii) that certain Trust Indenture dated September 1, 1995 by and between The Industrial Board of Wilson County, Tennessee and Perma‑Pipe and (iii) all indentures, mortgages, security agreements, notes, loan agreements, schedules, exhibits, amendments, modifications and other documents related thereto (collectively, the “Tennessee IRB Indebtedness”).
Lebanon Refinancing - any Money Borrowed incurred by Borrowers secured by a Lien on Perma‑Pipe's real property located at 1310 Quarles Drive, Lebanon, Tennessee; provided that the terms and conditions of such Money Borrowed, including without limitation, interest rates, amortization schedules, and collateral therefor are acceptable to Agent in its sole discretion and if the proceeds of any such Money Borrowed are used to repay outstanding Revolving Credit Loans (subject to Borrowers' rights to reborrow such amounts in accordance with the terms of this Agreement).
LC Amount - at any time, the aggregate undrawn face amount of all Letters of Credit and LC Guaranties then outstanding.
LC Guaranty - any guaranty pursuant to which Agent or any Affiliate of Agent shall guaranty the payment or performance by Borrowers of their reimbursement obligation under any letter of credit.
LC Obligations - Any Obligations that arise from any draw against any Letter of Credit or against any Letter of Credit supported by an LC Guaranty.
Letter of Credit - any standby or documentary letter of credit issued by Agent or any Affiliate of Agent for the account of any Borrower.
LIBOR - as applicable to any LIBOR Portion, for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/8 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11:00 a.m. (London time) on the day that is two (2) London Banking Days preceding the first day of such Interest Period; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two (2) London Banking Days prior to the first day of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four (4) major banks in the London interbank market at approximately 11:00 a.m. (London time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period as selected by Agent. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two (2) such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two (2) London Banking Days preceding the first day of such Interest Period. In the event that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to a Interest Period cannot be determined. In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR

APPENDIX8

shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Interest Payment Date - the first day of each calendar month during and immediately following the applicable Interest Period.
LIBOR Option - the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans and the Term Loan based on the LIBOR.
LIBOR Portion - a LIBOR Revolving Portion and/or a LIBOR Term Portion.
LIBOR Request ‑ a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from MFRI, on its own behalf and on behalf of all other Borrowers, to Agent requesting that interest on a Revolving Credit Loan, a portion of the LIBOR Equipment Portion or a portion of the Term Loan be based on LIBOR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a LIBOR Portion, and (iv)the dollar amount of the LIBOR Revolving Portion, LIBOR Equipment Portion or LIBOR Term Portion, which shall be in an amount not less than One Million Dollars ($1,000,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof.
LIBOR Revolving Portion - that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Revolving Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 of the Agreement and the Interest Period of which has not terminated.
LIBOR Term Portion - that portion of the Term Loan specified in a LIBOR Request which, as of the date of the LIBOR Request specifying such LIBOR Term Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 of the Agreement and the Interest Period of which has not terminated.
Lien - any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute or contract. The term “Lien” shall also include rights of seller under conditional sales contracts or title retention agreements, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property. For the purpose of the Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes.
Loan Account - the loan account established on the books of Agent pursuant to Section 3.6 of the Agreement.
Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment plus such Lender's Term Loan.
Loan Documents - the Agreement, the Other Agreements and the Security Documents.
Loans - all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.
London Banking Day - any date on which commercial banks are open for business in London, England.
Majority Lenders - as of any date, Lenders holding 51% of the Term Loan and Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding 51% or more of the outstanding Loans, LC Amounts and LC Obligations not yet reimbursed by Borrowers or funded with a Revolving Credit Loan; provided, that (i) in each case, if there are 2 or more Lenders with outstanding Loans, LC Amounts, unfunded and unreimbursed LC Obligations or Revolving Loan Commitments, at least 2 Lenders shall be required to constitute Majority Lenders; and (ii) prior to termination of the Revolving Loan Commitments, if any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, its voting rights hereunder shall be calculated with reference to its outstanding Loans, LC Amounts and unfunded and unreimbursed LC Obligations, rather than its Revolving Loan Commitment.

APPENDIX9

Material Adverse Effect - (i) a material adverse effect on the business, financial condition, operation, performance or properties of Borrowers and their Subsidiaries taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, or (iii) the material impairment of the ability of Borrowers or any of their Subsidiaries to perform their obligations hereunder or under any Loan Document.
Money Borrowed - means, (i) Indebtedness arising from the lending of money by any Person to any Borrower or any of its Subsidiaries; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any of its Subsidiaries, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (3) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any of its Subsidiaries under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof, if owed directly by such Borrower or any of its Subsidiaries. Money Borrowed shall not include trade payables or accrued expenses.
Mortgage - the deed of trust executed by Perma‑Pipe pursuant to the 2006 Loan Agreement in favor of Agent, for the benefit of itself and Lenders, by which Perma‑Pipe has granted to Agent, as security for the Obligations, a Lien upon the real Property of Perma‑Pipe located at 1310 Quarles Drive, Lebanon, Tennessee, together with all mortgages, deeds of trust and comparable documents now or at any time hereafter securing the whole or any part of the Obligations.
Multiemployer Plan - has the meaning set forth in Section 4001(a)(3) of ERISA.
New Mortgages - as defined in Section 5.4 of the Agreement.
New South African Foreign Subsidiary - NordiC Midwesco (Pty) Ltd.
New UAE Foreign Subsidiary - Perma-Pipe Middle East FZE.
New VI Foreign Subsidiary - MFRI Holdings (B.V.I) Ltd.
NOLV Percentage - the net orderly liquidation value of Inventory, expressed as a percentage, expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of Borrowers' Inventory performed by an appraiser and on terms satisfactory to Agent.
Notes - the Revolving Notes and the Term Notes.
Obligations - all Loans, all LC Obligations and all other advances, debts, liabilities, obligations, covenants and duties, together with all interest, fees and other charges thereon, owing, arising, due or payable from any Borrower or any Subsidiary of any Borrower to Agent, for its own benefit, from any Borrower or any Subsidiary of any Borrower to Agent for the benefit of any Lender, from any Borrower or any Subsidiary of any Borrower to any Lender or from any Borrower or any Subsidiary of any Borrower to Bank or any other Affiliate of Agent, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether arising under the Agreement or any of the other Loan Documents or otherwise, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, including without limitation any Product Obligations owing by any Borrower or any Subsidiary of any Borrower to Agent, any Lender, Bank or any Affiliate of Bank or Agent. For purposes of clarity, Agent, Lenders and Borrowers agree that Indebtedness of any Subsidiary of any Borrower (which Subsidiary is not a Borrower hereunder) to Agent, Bank, any Lender or any Affiliate of Agent or Bank shall constitute Obligations and shall count against the borrowing limits contained in subsection 1.1.1 and the definition of Borrowing Base to the extent that (x) Agent has established a specific reserve with respect to any such Indebtedness or (y) such Indebtedness constitutes a Loan or a potential LC Obligation.

APPENDIX10

Organizational I.D. Number - with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.
Other Agreements - any and all agreements, instruments and documents (other than the Agreement and the Security Documents), heretofore, now or hereafter executed by any Borrower, any Subsidiary of any Borrower or any other third party and delivered to Agent or any Lender in respect of the transactions contemplated by the Agreement.
Overadvance - as defined in subsection 1.1.2 of the Agreement.
Patent Security Agreement - the Patent and Security Agreement executed by Borrowers in favor of Agent for its benefit and the ratable benefit of Lenders, as such Patent and License Agreement has been or will be amended from time to time.
Perma-Pipe Equipment Loan - Money Borrowed incurred by Perma‑Pipe in favor of General Electric Capital Corporation (or an affiliate thereof) in a principal amount not to exceed Nine Hundred Thousand Dollars ($900,000).
Permitted Holders - any Person, who as of the Closing Date, beneficially owns five percent (5%) or more (on a fully diluted basis) of the outstanding common stock of MFRI.
Permitted Liens - any Lien of a kind specified in subsection 8.2.5 of the Agreement.
Permitted Purchase Money Indebtedness - (x) Purchase Money Indebtedness of Borrowers incurred after the date hereof which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Indebtedness and Capitalized Lease Obligations of Borrowers and their Subsidiaries at the time outstanding, does not exceed $1,500,000, (y) Purchase Money Indebtedness of Borrowers in an aggregate amount not to exceed $6,000,000 incurred after December 1, 2007 in connection with the acquisition and immediate improvements by TDC of a new facility in suburban Chicago which Purchase Money Indebtedness shall be secured by a Purchase Money Lien on such facility and the fixed assets located thereon so long as the other terms and conditions of such Purchase Money Indebtedness are acceptable to Agent in its reasonable discretion and (z) Purchase Money Indebtedness or other Indebtedness incurred pursuant to that certain master lease agreement and/or loan agreement (“2010 Equipment Loan and Lease Agreement”) dated on or about May 11, 2011, a copy of which, in substantial final form, has been delivered to Agent, by and between all or any Borrower and Banc of America Leasing & Capital, LLC (or its successor‑in‑interest); provided that the aggregate amount of Borrowers' Indebtedness under such 2010 Equipment Loan and Lease Agreement does not exceed $3,000,000 (plus actual or imputed interest), that the term of such 2010 Equipment Loan and Lease Agreement is forty‑eight (48) months or more and that such 2010 Equipment Loan and Lease Agreement is otherwise in form and substance reasonably acceptable to Agent.
Person - an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.
Plan- an employee benefit plan now or hereafter maintained for employees of any Borrower or any of its Subsidiaries that is covered by Title IV of ERISA.
Pledge Agreement - the Stock Pledge Agreement executed by MFRI pursuant to the 2006 Loan Agreement in favor of Agent for its benefit and the ratable benefit of Lenders, as such Stock Pledge Agreement has or will be amended from time to time.
Pledge Agreement (Subsidiaries) - the Stock Pledge Agreement executed by Midwesco pursuant to the 2006 Loan Agreement in favor of Agent for its benefit and the ratable benefit of Lenders, as such Stock Pledge Agreement has been or will be amended from time to time.
Product Obligations - every obligation of any Borrower under and in respect of any one or more of the following types of services or facilities extended to any Borrower by Bank, Agent, any Lender or any Affiliate of Bank or Agent: (i) credit cards, (ii) cash management or related services including the automatic clearing house transfer of funds for

APPENDIX11

the account of any Borrower pursuant to agreement or overdraft, (iii) cash management, including controlled disbursement services and (iv) Derivative Obligations.
Projections -MFRI's projected Consolidated and consolidating (i) balance sheets, (ii) profit and loss statements, (iii) cash flow statements, and (iv) capitalization statements, all prepared on a consistent basis with the historical financial statements of MFRI and its Subsidiaries, together with appropriate supporting details and a statement of underlying assumptions.
Property - any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Purchase Money Indebtedness - means and includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase price of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.
Purchase Money Lien - a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.
Rentals - as defined in subsection 8.2.18 of the Agreement.
Reportable Event - any of the events set forth in Section 4043(c) of ERISA.
Reserve Percentage - the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.
Restricted Investment- any investment made in cash or by delivery of Property to any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, advance or capital contribution, or otherwise, or in any Property except the following:
i.investments by any Borrower, to the extent existing on the Closing Date, in one or more Subsidiaries of such Borrower;
ii.Property to be used in the ordinary course of business;
iii.Current Assets arising from the sale of goods and services in the ordinary course of business of any Borrower or any of its Subsidiaries;
iv.investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof;
v.investments in certificates of deposit maturing within one year from the date of acquisition and fully insured by the Federal Deposit Insurance Corporation;
vi.investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than 270 days from the date of creation thereof;
vii.investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;
viii.intercompany advances permitted under Section 8.2.2(v) of the Agreement;
ix.investments existing on the date hereof and listed on Exhibit 8.2.12 hereto; and
x.investments otherwise expressly permitted pursuant to the Agreement.
Revolving Credit Loan - a Loan made by any Lender pursuant to Section 1.1 of the Agreement.
Revolving Credit Maximum Amount - Thirty-Eight Million Dollars ($38,000,000); provided that upon three (3) Business Days' notice, Borrowers may reduce the Revolving Credit Maximum Amount by amounts not exceeding Two Million Dollars ($2,000,000) within any calendar year. Any such reduction shall be n a minimum amount of One Million Dollars ($1,000,000) and shall be an integral multiple of One Million Dollars ($1,000,000). The Revolving

APPENDIX12

Credit Maximum Amount may not, however, be reduced below Ten Million Dollars ($10,000,000). Once the Revolving Credit Maximum Amount has been so reduced, it may not be subsequently increased.
Revolving Loan Commitment - with respect to any Lender, the amount of such Lender's Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender's name on the signature page hereof or any Assignment and Acceptance Agreement executed by such Lender.
Revolving Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender's Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.
Revolving Notes - the amended and restated Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit 1.1 to the Agreement, together with any replacement or successor notes therefor.
Security - all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any other Person and all warrants, options or other rights to acquire the same.
Security Documents -the Guaranty Agreements, the Mortgages, any New Mortgage, the Patent Security Agreement, the Pledge Agreement, the Pledge Agreement (Subsidiaries), the Trademark Security Agreement, instruments and agreements now or at any time hereafter securing the whole or any part of the Obligations.
Short Term Projects - projects of Perma‑Pipe that are subject to a written contract between Perma‑Pipe and the applicable Account Debtor, which contract provides for multiple billings and requires the applicable Account Debtor to pay for interim shipments prior to final shipment and billing.
Solvent - as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person's Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.
Subordinated Debt - Indebtedness of any Borrower or any Subsidiary of any Borrower that is subordinated to the Obligations in a manner satisfactory to Agent, and contains terms, including without limitation, payment terms, satisfactory to Agent.
Subsidiary - any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.
Tennessee IRB Indebtedness - as defined in the definition of IRB Indebtedness.
Term - as defined in Section 4.1 of the Agreement.
Term Loan Commitment - with respect to any Lender, the amount of such Lender's Term Loan Commitment pursuant to subsection 1.3.1 of the Agreement, as set forth below such Lender's name on the signature pages hereof or any Assignment and Acceptance Agreement executed by such Lender, minus all Term Loan payments paid to such Lender.
Term Loan Notes - the Secured Promissory Notes executed by Borrowers on or about March 28, 2005 in favor of each applicable Lender to evidence its Term Loan, which shall be in the form of Exhibit 1.3A, together with any replacement or successor notes therefor.
Term Loan Percentage - with respect to each Lender, the percentage equal to the quotient of such Lender's Term Loan Commitment divided by the aggregate of all Term Loan Commitment.”
Total Credit Facility - Thirty‑Eight Million Dollars ($38,000,000), as reduced from time to time pursuant to the terms of the Agreement.

APPENDIX13

Trademark Security Agreement - the Trademark and License Security Agreement executed by Borrowers in favor of Agent of its benefit and the ratable benefit of Lenders, as such Trademark and License Security Agreement has been or will be amended from time to time.
Type of Organization - with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.
UCC - the Uniform Commercial Code as in effect in the State of Illinois on the date of this Agreement, as it may be amended or otherwise modified.
Unused Line Fee - as defined in Section 2.5 of the Agreement.
Virginia IRB Indebtedness - as defined in the definition of IRB Indebtedness.
Voting Stock - Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).
Other Terms. All other terms contained in the Agreement shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.
Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

APPENDIX14

LIST OF EXHIBITS AND SCHEDULES

Exhibit 1.1	Form of Revolving Note
Exhibit 1.3	Form of Term Note
Exhibit 6.1.1	Business Locations
Exhibit 7.1.1	Jurisdictions in which each Borrower and each Subsidiary is Authorized to do Business
Exhibit 7.1.4	Capital Structure of each Borrower and each Subsidiary
Exhibit 7.1.5	Names; Organization
Exhibit 7.1.13	Surety Obligations
Exhibit 7.1.14	Tax Identification Numbers of Subsidiaries
Exhibit 7.1.15	Brokers' Fees
Exhibit 7.1.16	Patents, Trademarks, Copyrights and Licenses
Exhibit 7.1.19	Contracts Restricting Right to Incur Debts
Exhibit 7.1.20	Litigation
Exhibit 7.1.21	Certain Defaults
Exhibit 7.1.22	Capitalized and Operating Leases
Exhibit 7.1.23	Pension Plans
Exhibit 7.1.25	Labor Relations
Exhibit 8.1.3	Form of Compliance Certificate
Exhibit 8.1.4	Form of Borrowing Base Certificate
Exhibit 8.2.3	Existing Indebtedness
Exhibit 8.2.5	Permitted Liens and Property Securing Perma-Pipe Equipment Loan
Exhibit 8.2.12	Permitted Investments
Exhibit 8.3	Financial Covenants

Exhibit1

Exhibit 1.1
FORM OF REVOLVING CREDIT NOTE
SECURED PROMISSORY NOTE
(AMENDED AND RESTATED)

$38,000,000	_________ ___, 20__ Chicago, Illinois

FOR VALUE RECEIVED, the undersigned (individually a “Borrower” and collectively “Borrowers”) promises to pay to the order of Bank of America, N.A. (“Lender”), at the principal office of Bank of America, N.A., as agent for said Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States of America and in immediate available funds, the principal amount of Thirty-Eight Million Dollars ($38,000,000) or such lesser principal amount as may be outstanding pursuant to the Loan Agreement (as hereinafter defined) with respect to the Revolving Credit Loan, together with interest on the unpaid principal amount of this Note outstanding from time to time.
This Revolving Note (the “Note”) is one of the Revolving Notes referred to in, and is issued pursuant to, that certain Second Amended and Restated Loan and Security Agreement among Borrowers, the lender signatures thereto (including Lender) and Bank of America, N.A. (“B of A”) as agent for such lenders (B of A, in such capacity, “Agent”) dated as of April 30, 2012 (hereinafter, as amended from time to time, the “Loan Agreement”), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the other Loan Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.
The rate of interest in effect hereunder shall be calculated with reference to the Base Rate or LIBOR, as applicable, as more specifically provided in the Loan Agreement. The interest due shall be computed in the manner provided in the Loan Agreement.
Except as otherwise expressly provided in the Loan Agreement, if any payment on this Note becomes due and payable on a day other than a Business Day, the maturity there of shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. Notwithstanding the foregoing, if any portion of the Revolving Credit Loans evidenced by this promissory note is subject to a LIBOR Option, and an extension of the maturity of any payment hereon would cause the maturity thereof to occur during the next calendar month, then such payment shall mature on the next preceding Business Day.
This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan Agreement. Borrowers may also terminate the Loan Agreement and, in connection with such termination, prepay this Note in the manner provided in Section 4 of the Loan Agreement.
Upon the occurrence and continuation of any one or more of the Events of Default specified in the Loan Agreement which have not been cured by Borrowers or waived by Lenders or Majority Lenders (as required by the Loan Agreement) may declare all Obligations evidenced hereby to be immediately due and payable (except with respect to any Event of Default set forth in subsection 10.1.8 of the Loan Agreement, in which case all Obligations evidenced hereby shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of Majority Lenders or Agent.
Time is of the essence of this Note. Each Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.
Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid

Exhibit2

under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note. No delay or failure on the part of Agent or Lenders in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Agent or Lenders of any right or remedy preclude any other right or remedy. Agent and/or Lenders, at its or their option, may enforce its or their rights against any collateral securing this Note without enforcing its or their rights against Borrowers, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrowers. Each Borrower agrees that, without releasing or impairing such Borrower's liability hereunder, Agent and/or Lenders may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.
The validity, interpretation and enforcement of this promissory note shall be governed by the internal laws of the state of Illinois without giving effect to the conflict of laws principles thereof.
(Signature Pages Follow)

Exhibit3

(Signature Page to Amended and Restated Revolving Credit Note)

BORROWERS:
MFRI, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
MIDWESCO FILTER RESOURCES, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA‑PIPE, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
THERMAL CARE, INC. By:/s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
TDC FILTER MANUFACTURING, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
MIDWESCO MECHANICAL AND ENERGY, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA-PIPE INTERNATIONAL, LLC By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA‑PIPE CANADA, INC. By:/s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President

Exhibit4

EXHIBIT 1.3
FORM OF TERM LOAN NOTE
(secured promissory note)

[Aggregate of $964,285.66 as of April 27 2012]	______________ __, 20__ Chicago, Illinois

FOR VALUE RECEIVED, the undersigned (“Borrowers”), hereby jointly and severally promises to pay to the order of _______________________, a ________________ corporation (hereinafter “Lender”), or its registered assigns at the office of Bank of America, N.A., as agent for such Lender, or at such other place in the United States of America as the holder of this Note may designate from time to time in writing, in lawful money of the United States, in immediately available funds, at the time of payment, the principal sum of ______________________ Dollars ($_______________), together with interest from and after the date hereof on the unpaid principal balance outstanding from time to time.
This Secured Promissory Note (the “Note”) is one of the Term Loan Notes referred to in, and is issued pursuant to, that certain Second Amended and Restated Loan and Security Agreement dated as of April 30, 2012, by and among Borrowers, the lender signatories thereto (including Lender), and Bank of America, N.A. (“Bank of America”) as Agent for said lenders (Bank of America in such capacity “Agent”) (hereinafter, as amended from time to time, the “Loan Agreement”), and is entitled to all of the benefits and security of the Loan Agreement. All of the terms, covenants and conditions of the Loan Agreement and the Security Documents are hereby made a part of this Note and are deemed incorporated herein in full. All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.
For so long as no Event of Default shall have occurred and be continuing, the principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner hereinafter set forth:
(a)    interest on the unpaid principal balance outstanding from time to time shall be paid at such interest rates and at such times as are specified in the Loan Agreement;
(b)    principal shall be due and payable quarterly commencing on [June 1, 2005] and continuing on each [September 1, December 1, March 1 and June 1] thereafter in installments equal to $________________ [aggregate amount of quarterly installments to all Lenders equal to $215,000]; and
(c)    the entire remaining principal amount then outstanding, together with any and all other amounts due hereunder, shall be due and payable on the last day of the Term.
Notwithstanding the foregoing, the entire unpaid principal balance and accrued interest on this Note shall be due and payable immediately upon any termination of the Loan Agreement pursuant to Section 4 thereof.
This Note shall be subject to mandatory prepayment in accordance with the provisions of Section 3.3 of the Loan Agreement. Borrowers may also prepay this Note in the manner provided in subsection 3.3.5 or Section 4 of the Loan Agreement.
Upon the occurrence, and during the continuation, of an Event of Default, this Note shall or may, as provided in the Loan Agreement, become or be declared immediately due and payable.
The right to receive principal of, and stated interest on, this Note may only be transferred in accordance with the provisions of the Loan Agreement.
Demand, presentment, protest and notice of nonpayment and protest are hereby waived by Borrowers.
This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.
(Signature Pages Follow)

Exhibit5

(Signature Page to Term Loan Note)

MFRI, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
MIDWESCO FILTER RESOURCES, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA‑PIPE, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
THERMAL CARE, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
TDC FILTER MANUFACTURING, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
MIDWESCO MECHANICAL AND ENERGY, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President

PERMA-PIPE INTERNATIONAL, LLC By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President
PERMA‑PIPE CANADA, INC. By: /s/ Michael D. Bennett Name: Michael D. Bennett Title: Vice President

Exhibit6

EXHIBIT 6.1.1
BUSINESS LOCATIONS

1.	Each Borrower currently has the following business locations, and no others:
Chief Executive Office:
Other Locations:

2.	Each Borrower maintains its books and records relating to Accounts and General Intangibles at:

3.	Each Borrower has had no office, place of business or agent for process located in any county other than as set forth above, except:

4.	Each Subsidiary currently has the following business locations, and no others:
Chief Executive Office:
Other Locations:

5.	Each Subsidiary maintains its books and records relating to Accounts and General Intangibles at:

6.	Each Subsidiary has had no office, place of business or agent for process located in any county other than as set forth above, except:

7.	The following bailees, warehouseman, similar parties and consignees hold Inventory of each Borrower or one of its Subsidiaries:

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

Name and Address of Party	Nature of Relationship	Amount of Inventory	Owner of Inventory

Exhibit7

EXHIBIT 7.1.1
JURISDICTIONS IN WHICH EACH BORROWER
AND ITS SUBSIDIARIES
ARE AUTHORIZED TO DO BUSINESS

Name of Entity	Jurisdiction

Exhibit8

EXHIBIT 7.1.4
CAPITAL STRUCTURE

8.	The classes and the number of authorized and issued Securities of each Borrower and each of its Subsidiaries and the record owner of such Securities of each Borrower are as follows:
Each Borrower:

Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized but Unissued

Subsidiaries:

Class of Securities	Number of Securities Issued and Outstanding	Record Owners	Number of Securities Authorized but Unissued

9.	The number, nature and holder of all other outstanding Securities of each Borrower and each Subsidiary are as follows:

10.
The correct name and jurisdiction of incorporation or organization of each Subsidiary of each Borrower and the percentage of its issued and outstanding Voting Stock owned by each Borrower are as follows:

Exhibit9

Name	Jurisdiction of Incorporation/Organization	Percentage of Voting Stock Owned by Each Borrower

11.	The name of each of each Borrower's and each Subsidiary's corporate or joint venture Affiliates and the nature of the affiliation are as follows:

12.	The agreements or instruments binding upon the partners, members or shareholders of each Borrower or any of its Subsidiaries and relating to the ownership of its Securities, are as follows:

Exhibit10

EXHIBIT 7.1.5
NAMES; ORGANIZATION

13.	Each Borrower's correct name, as registered with the Secretary of State of the State of ____________________ is:

14.	In the conduct of its business, each Borrower has used the following names:

15.	Each Subsidiary's correct name, as registered with the Secretary of State of the State of its incorporation or formation, is:

16.	In the conduct of its business, each Subsidiary has used the following names:

17.	Each Borrower's Organizational I.D. Number is:

18.	Each Subsidiary's Organizational I.D. Number is:

19.	Each Borrower's Type of Organization is:

20.	Each Subsidiary's Type of Organization is:

21.	Each Borrower has not been the surviving entity of a merger or consolidation nor has it acquired substantially all the assets of any person.

22.	No Subsidiary has been the surviving entity of a merger or consolidation nor has it acquired substantially all the assets of any person.

Exhibit11

EXHIBIT 7.1.13
SURETY OBLIGATIONS

Exhibit12

EXHIBIT 7.1.14
TAX IDENTIFICATION NUMBERS OF EACH BORROWER (OTHER THAN MFRI) AND SUBSIDIARIES

Subsidiary	Number

Exhibit13

EXHIBIT 7.1.15
BROKERS' FEES

Exhibit14

EXHIBIT 7.1.16
PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES

23.	Each Borrower's and its Subsidiaries' patents:

Patent	Owner	Status in Patent Office	Federal Registration Number	Registration Date

24.	Each Borrower's and its Subsidiaries' trademarks:

Patent	Owner	Status in Patent Office	Federal Registration Number	Registration Date

25.	Each Borrower's and its Subsidiaries' copyrights:

Patent	Owner	Status in Patent Office	Federal Registration Number	Registration Date

26.	Each Borrower's and its Subsidiaries' licenses (other than routine business licenses, authorizing them to transact business in local jurisdictions):

Exhibit15

Name of License	Nature of License	Licensor	Term of License

27.	Infringement Activities:

28.	Unregistered material trademarks, service marks and copyrights:

29.	Material license agreements that do not permit assignment or limit the use of license after default:

Exhibit16

EXHIBIT 7.1.19
CONTRACTS RESTRICTING RIGHT TO INCUR DEBT
Contracts that restrict the right of any Borrower or any of its Subsidiaries to incur Indebtedness:

Title of Contract	Identity of Parties	Nature of Restriction	Term of Contract

Exhibit17

EXHIBIT 7.1.20
LITIGATION

30.	Actions, suits, proceedings and investigations pending against any Borrower or any Subsidiary:

Title of Action	Nature of Action	Complaining Parties	Jurisdiction or Tribunal

31.	The only threatened actions, suits, proceedings or investigations of which any Borrower or any Subsidiary is aware are as follows:

Exhibit18

EXHIBIT 7.1.22
CAPITALIZED AND OPERATING LEASES
Each Borrower and its Subsidiaries have the following capitalized and operating leases:

Lessee	Lessor	Term of Lease	Property Covered

Exhibit19

EXHIBIT 7.1.23
PENSION PLANS
Each Borrower and its Subsidiaries have the following Plans:

Party	Type of Plan
Borrowers

Subsidiaries

Exhibit20

EXHIBIT 7.1.25
COLLECTIVE BARGAINING AGREEMENTS; LABOR CONTROVERSIES

32.	Each Borrower and its Subsidiaries are parties to the following collective bargaining agreements:

Type of Agreement	Parties	Term of Agreement

33.	Material grievances, disputes of controversies with employees of any Borrower or any of its Subsidiaries are as follows:

Parties Involved	Nature of Grievance, Dispute or Controversy

34.	Threatened strikes, work stoppages and asserted pending demands for collective bargaining with respect to any Borrower or any of its Subsidiaries are as follows:

Parties Involved	Nature of Matter

Exhibit21

EXHIBIT 8.1.3
COMPLIANCE CERTIFICATE
[________________________]
__________________, ___
Bank of America, N.A.
20975 Swenson Drive, Suite 200
Waukesha, Wisconsin 53186
The undersigned, the chief financial officer of MFRI, Inc. (“MFRI”), gives this certificate to Bank of America, N.A., in its capacity as Agent (“Agent”) in accordance with the requirements of subsection 8.1.3 of that certain Second Amended and Restated Loan and Security Agreement dated March __, 2012 among MFRI, Midwesco Filter Resources, Inc., Perma‑Pipe, Inc., Thermal Care, Inc., TDC Filter, Inc., Midwesco Mechanical and Energy, Inc., Perma-Pipe International, LLC, Perma‑Pipe Canada, Inc., Agent and the Lenders party thereto (“Loan Agreement”). Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.
1.    Based upon my review of the balance sheets and statements of income of MFRI and its Subsidiaries for the [__________] period ending _______________, ____, copies of which are attached hereto, I hereby certify that:
(i)    Fixed Charge Coverage Ratio for the ______ month period ended _______________ is to 1;
2.    No Default exists on the date hereof, other than: __________________ ________________________________________________ [if none, so state]; and
3.    No Event of Default exists on the date hereof, other than __________ ____________________________________________________ [if none, so state].
Very truly yours,

_______________________________
Chief Financial Officer

Exhibit22

EXHIBIT 8.1.4
FORM OF BORROWING BASE CERTIFICATE
[to come]

Exhibit23

EXHIBIT 8.2.3
EXISTING INDEBTEDNESS

Applicable Borrower	Lender	Amount	Maturity

Exhibit24

EXHIBIT 8.2.5
PERMITTED LIENS AND EQUIPMENT SECURING PERMA-PIPE EQUIPMENT LOAN

Secured Party	Applicable Borrower	Nature of Lien

Exhibit25

EXHIBIT 8.2.12
PERMITTED INVESTMENTS

Exhibit26

EXHIBIT 8.3
FINANCIAL COVENANTS
DEFINITIONS
Availability Threshold - for each period within the Term commencing each on June 1 with respect to 2012 and May 1 with respect to all other years and ending each January 31, $5,000,000. For each period within the Term commencing each February 1 and ending each May 31 with respect to 2012 and April 30 with respect to subsequent years, $3,500,000.
Cash Flow - with respect to any fiscal period, EBITDA for such period minus (i) Capital Expenditures (excluding, however, Capital Expenditures financed by third party financing) made within such period, (ii) income taxes paid in cash in such period, (iii) Interest Expense paid in cash within such period and (iv) principal payments of Money Borrowed (other than Revolving Credit Loans) made within such period.
Consolidated Net Income (Loss) - with respect to any fiscal period, the net income (or loss) of MFRI determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a Subsidiary of any Borrower) in which a Borrower or any of its wholly‑owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Borrower or is merged into or consolidated with a Borrower; (c) all amounts included in determining net income (or loss) in respect of the write‑up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written‑up portion of the assets; (d) extraordinary gains as defined under GAAP; and (e) gains from asset dispositions (other than sales of inventory); and any increase or decrease in expenses resulting from the implementation of FASB 146.
EBITDA ‑ with respect to any fiscal period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period (but excluding any extraordinary gains for such period), plus the amount of any expenses or charges deducted from Consolidated Net Income for the applicable period in connection with the closure and write down of TDC's facility at 1331 South 55th Court, Cicero, Illinois; provided that the aggregate amount of add backs to EBITDA as a result of any such charges or expenses shall not exceed $2,500,000, plus the amount of any expenses or charges deducted from Consolidated Net Income for the applicable periods ending on or prior to January 31, 2012 in connection with the closure and write down of Midwesco's South African Subsidiary; provided that the aggregate amount of add backs to EBITDA as a result of any such charges or expenses shall not exceed $500,000; plus the amount of any non cash expenses or charges deducted from Consolidated Net Income related to management, director or employee equity incentive plans; provided that, to the extent any Borrower incurs any cash expense, charge or expenditure related to such equity incentive plans or repurchases any Security issued under any such equity incentive plan, the amount of such expense, charge, expenditure or repurchase price, to the extent not already deducted from Consolidated Net Income, shall be subtracted from the applicable period's EBITDA, plus, to the extent included in the determination of Consolidated Net Income (Loss), any excise taxes paid in or to India (or any political subdivision thereof) resulting from the repatriation of cash to the United States), all as determined for Borrowers and their Subsidiaries on a Consolidated basis and in accordance with GAAP.
Fixed Charge Coverage Ratio - with respect to any fiscal period, the ratio of (i) EBITDA for such period minus Capital Expenditures (excluding, however, (a) Capital Expenditures financed by third party financing and (b) up to $6,000,000 of Capital Expenditures incurred within the applicable period and prior to January 31, 2012 with respect to the start up of Perma Pipe's Saudi Arabian Subsidiary) minus income taxes paid in cash in such period to (ii) the sum of Interest Expense paid in cash within such period plus principal payments of Money Borrowed (other than Revolving Credit Loans) made within such period.
Interest Coverage Ratio - with respect to any fiscal period, the ratio of (i) EBITDA for such period to (ii) Interest Expense paid in cash in such period, all as defined for MFRI and its subsidiaries on a Consolidated basis in accordance with GAAP.

Exhibit27

Interest Expense - with respect to any fiscal period, interest expense paid or accrued for such period, including without limitation the interest portion of Capitalized Lease Obligations, plus the Letter of Credit and LC Guaranty fees owing for such period, all as determined for MFRI and its Subsidiaries on a Consolidated basis and in accordance with GAAP.
May 12, 2012 Availability Threshold - for the period from May 1, 2012 to May 31, 2012, $3,500,000 provided that for not more than four days within such period (no more than two of which can be consecutive), the May 2012 Availability Threshold shall be $2,000,000.
Measurement Period - the most recently ended one month period ending February 28, 2010, two month period ending March 31, 2010, three month period ending April 30, 2010, four month period ending May 31, 2010, five month period ending June 30, 2010, six month period ending July 31, 2010, seven month period ending August 31, 2010, eight month period ending September 30, 2010, nine month period ending October 31, 2010, ten month period ending November 30, 2010, eleven month period ending December 31, 2010 and twelve month period ending January 31, 2011 and the last day of each month thereafter.
COVENANTS
Minimum Fixed Charge Coverage Ratio. Other than with respect to the period from May 1, 2012 to May 31, 2012, if at any time Availability is less than the Availability Threshold, then Borrowers shall not permit Fixed Charge Coverage Ratio for the most recently ended Measurement Period to be less than 1.00 to 1, provided that Agent and Lenders waive compliance with this covenant with respect to the Measurement Period ended March 31, 2012. This waiver shall only apply to the Measurement Period ended March 31, 2012. In order to induce Agent and Lender to agree to such waiver, Borrowers agree to pay to Agent, for the ratable benefit of Lenders a waiver fee equal to $35,000. Said waiver fee shall be due and payable and deemed fully earned on April 30, 2012. With respect to the period from May 1, 2012 to May 31, 2012, if at any time within such month Availability is less than the May 2012 Availability Threshold, then Borrower shall not permit the Fixed Charge Coverage Ratio for the Measurement Period ending April 30, 2012 to be less than 1.00 to 1.

Exhibit28